Exhibit 10.1

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of fifty per cent. (50%) of the issued share capital of

ALDA HOLDING B.V.

DATED 24 November 2014

between

SFXE NETHERLANDS HOLDINGS B.V.

as Purchaser

and

LEWIS HOLDING B.V.

and

MOUNTAIN B.V.

as Sellers

and

SFX ENTERTAINMENT, INC.

as Parent

and

ALDA HOLDING B.V.

as the Company

INDEX

Clause		Page
1	DEFINITIONS AND INTERPRETATION	5
2	PURCHASE AND SALE SHARES	6
3	INITIAL PURCHASE PRICE SHARES	6
4	PREFERRED PAYMENT	10
5	DIVERSION OF SFX TOURING BUSINESS	13
6	SECURITY	13
7	PURCHASE AND SALE PUT CONSIDERATION SHARES	15
8	CALL OPTION: CONSIDERATION SHARES	16
9	RIGHT OF FIRST REFUSAL CONSIDERATION SHARES	17
10	PURCHASE AND SALE PUT SHARES	17
11	LEAKAGE AND ADDITIONAL LEAKAGE	18
12	COMPLETION	20
13	WARRANTIES	22
14	BREACH	23
15	LIMITATION OF LIABILITY	24
16	SPECIFIC INDEMNITIES	27
17	TAX INDEMNITY	28
18	DUE DATE FOR PAYMENT	29
19	PROCEDURES FOR TAX CLAIMS	30
20	LIABILITY	31
21	POST COMPLETION COVENANTS	31
22	CONFIDENTIALITY	35
23	ACKNOWLEDGEMENT IN RELATION TO THE CONSIDERATION SHARES	36
24	COSTS AND EXPENSES	38
25	PAYMENTS	39
26	ASSIGNMENT	40
27	ENTIRE AGREEMENT	41
28	AMENDMENTS	41
29	WAIVER	41
30	NO THIRD PARTY BENEFICIARIES	41
31	INVALIDITY	41
32	NOTICES	41
33	NOTARIAL INDEPENDENCE	42
34	NO RIGHT TO RESCIND OR NULLIFY AGREEMENT	43
35	GOVERNING LAW AND DISPUTES	43
36	COUNTERPARTS	43
37	EXCHANGE RATE	44

ANNEXES

Annex 1.1	Definitions
Annex 3.3.2	Estimated Balance Sheet
Annex 6.2	Illustration of Share Dilution Mechanism
Annex 10.1	Example of the determination of the 2019 EBITDA
Annex 12.3	Deed of amendment of the Articles of Association
Annex 13.1	Sellers’ Warranties
Annex 13.6	Purchaser’s Warranties

APPENDICES

Appendix 6.1	2013 Accounts and Interim Accounts
Appendix 10.29	Capital Group Companies

SCHEDULES

Schedule 1.1(a)	Disclosure letter
Schedule 1.1(b)	Data Room Index and Data Room DVD’s
Schedule 1.1(c)	Deed of Transfer
Schedule 12.3(h)	Management Agreement
Schedule 12.3(m)	Shareholders’ Agreement
Schedule 12.3(o)	Lock-Up Agreement

THIS SHARE PURCHASE AGREEMENT is dated 24 November 2014 and made between:

(1)                                          SFXE NETHERLANDS HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands (the Purchaser);

(2)                                          LEWIS HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in The Hague, the Netherlands, and its office address at Johannes Verhulststraat 126 2, 1071 NM Amsterdam, the Netherlands (Lewis);

(3)                                          MOUNTAIN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Rotterdam, the Netherlands, and its office address at Siciliëboulevard 214, 3059 XT Rotterdam, the Netherlands (Hardenberg);

(4)                                          SFX ENTERTAINMENT, INC., a Delaware corporation, incorporated under the laws of Delaware, having its office address at 430 Park Avenue, 6th floor, New York, New York, United States (the Parent); and

(5)                                          ALDA HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Anthony Fokkerweg 61, 1059 CP Amsterdam, the Netherlands (the Company).

Parties (2) and (3) are also jointly referred to as the Sellers and individually as a Seller and Parties (1) through (5) are also jointly referred to as the Parties and individually as a Party.

WHEREAS:

(A)                                        The Sellers are the legal and beneficial owners of 880,000 (in words: eight hundred and eighty thousand) ordinary shares A (the Ordinary Shares A) and the legal and beneficial owners of 880,000 (in words: eight hundred and eighty thousand) ordinary shares B (the Ordinary Shares B) with a nominal value of EUR 0.01 (in words: one euro cent) each in the share capital of the Company;

(B)                                        The Sellers also are the legal and beneficial owners of: (ii) two (2) preference shares A with a nominal value of EUR 100 (in words: one hundred euro) (the Prefs A), and (iii) two (2) preference shares B with a nominal value of EUR 100 (in words: one hundred euro) (the Prefs B) in the share capital of the Company;

(C)                                        The Company and the Subsidiaries (the Group or the Group Companies) are engaged in the business of organizing music events (the Business);

(D)                                        The Parent Common Stock is listed on the Nasdaq stock exchange (the Stock Market) under the ticker symbol SFXE;

(E)                                         The Purchaser, the Parent and their advisors have carried out a due diligence investigation into the Company, the Company’s Group and the Business as set out in the Agreement.

(F)                                          The Sellers and the Purchaser have complied with the provisions of the Socio- Economic Council Merger Regulations 2000 (SER-Fusiegedragsregels 2000), the Works Councils Act (Wet op de Ondernemingsraden) and any other similar laws and regulations in any relevant jurisdiction that are applicable to the Transaction;

(G)                                        In view of the annual turnover of the Group Companies, the Parties are of the view that notification of the Transaction to a competition authority is not required;

(H)                                       The Parties have obtained all necessary corporate approvals to enter into this Agreement and to complete the transaction contemplated hereby; and

(I)                                            The Sellers wish to sell and one hundred per cent. (100%) of the Ordinary Shares B to the Purchaser as set forth in Clause 2 and the Purchaser wishes to purchase and accept transfer of such shares from the Sellers on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1                                                  DEFINITIONS AND INTERPRETATION

1.1                                        Definitions

Capitalised words and expressions used in this Agreement have the meanings set out in Annex 1.1, unless the context clearly requires otherwise.

1.2                                        Interpretation

In this Agreement:

(a)                       the singular includes the plural and vice versa except as specifically otherwise defined, and each gender includes the other genders;

(b)                       references to “writing” shall be to letters and facsimiles only;

(c)                        the words “include”, “including” and “includes” shall be deemed to be followed by the words “without limitation”;

(d)                       references to any time of day are to the time in the Netherlands;

(e)                        headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(f)                         reference to a statutory provision or law includes a reference to that statutory provision or law as amended, extended or applied by or under any other statute or law after Completion;

(g)                        references to Clauses, Annexes or Schedules are, unless otherwise indicated, references to clauses, annexes or schedules of this Agreement;

(h)                       all Annexes and Schedules to this Agreement form an integral part of this Agreement and shall have the same force and effect as any other provisions of this Agreement;

(i)                           no provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision;

(j)                          a reference to a person includes any individual, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(k)                       references to any Dutch legal term shall in respect of any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2                                                  PURCHASE AND SALE SHARES

2.1                                        Purchase and Sale

2.1.1                              Subject to the terms and conditions of this Agreement, the Sellers hereby sell the Shares (as defined below) to the Purchaser and agree to transfer the Shares to the Purchaser on the Completion Date, free from any Encumbrances.

2.1.2                              The Shares shall comprise of:

(a)                                440,000 (in words: four hundred and forty thousand) Ordinary Shares B numbered B1 through B440,000 (Shares 1); and

(b)                                440,000 (in words: four hundred and forty thousand) Ordinary Shares B numbered B440,001 through B880,000 (Shares 2 and, together with Shares 1, the Shares).

2.1.3                              Subject to the terms and conditions of this Agreement, the Purchaser hereby purchases the Shares from the Sellers and agrees to accept transfer of the Shares from the Sellers on the Completion Date, free from any Encumbrances.

2.2                                        Benefit and risk

Subject to Completion and the terms and conditions of this Agreement, the Shares, as well as all rights and obligations in connection with the Shares, shall be for the benefit and risk of the Purchaser with effect as from the Effective Date, irrespectively of the fact that Completion takes place at a date other than the Effective Date. The foregoing implies that, except as set out herein, after the Effective Date no Leakage has occurred or shall occur or that the Purchaser shall be compensated for the Total Leakage Amount.

3                                                  INITIAL PURCHASE PRICE SHARES

3.1                                        Initial Purchase Price

In consideration for the sale and transfer of the Shares the Purchaser shall,

(a)                       pay an amount of EUR 1,350,000 (in words: one million three hundred fifty thousand euro) (the Consideration Payment) in cash to the Sellers; and

(b)                       procure that the Parent shall issue to the Sellers a number of 2,000,000 (in words: two million) shares of common stock of the Parent (the Parent Common Stock), free from any Encumbrances (the Consideration Shares) to be held by such Seller as set out in Clause 3.2.

The Consideration Payment and the Consideration Shares hereinafter referred to as the Initial Purchase Price. The Initial Purchase Price shall be irrevocable and non-refundable, except as otherwise provided for in this Agreement. The Initial Purchase Price and the Preferred Payment hereinafter referred to as the Base Purchase Price.

The Sellers acknowledge and agree that the Consideration Shares will be subject to certain lock-up requirements all as further set out in the Lock-Up Agreement.

3.2                                        Entitlement to Initial Purchase Price

The Initial Purchase Price shall be paid to the Sellers in the following order:

(i)                           fifty per cent. (50%) of the Consideration Payment shall be paid to Lewis as payment in respect of the Shares 1;

(ii)                        fifty per cent. (50%) of the Consideration Payment shall be paid to Hardenberg as payment in respect of the Shares 2;

(iii)                     fifty per cent. (50%) of the Consideration Shares shall be issued to Lewis as payment in respect of the Shares 1;

(iv)                    fifty per cent. (50%) of the Consideration Shares shall be issued to Hardenberg as payment in respect of the Shares 2;

3.3                                        Adjustment of the Base Purchase Price

3.3.1                              The Parties acknowledge and agree that the Base Purchase Price has been determined on the basis that the Company shall have a Working Capital equal to an amount of EUR 0 (in words: nil euro) and that there is no Debt as at the Balance Sheet Date, other than the deferred purchase price amounting to EUR 825,000 in relation to the acquisition of Twisted Heads B.V. and the car lease amounting to EUR 36,000, all as further set out in Annex 3.3.2.

3.3.2                              On the basis of the unaudited balance sheet of the Company as at the Balance Sheet Date, prepared in accordance with the Accounting Principles as attached hereto as Annex 3.3.2 (the Estimated Balance Sheet), the Company has a Working Capital of an negative amount of EUR 2,566,000 (in words: two million five hundred and sixty six thousand euro) which includes the Dividend Payable as defined in Clause 4.3 (the Estimated Working Capital) and the Company has prepaid an amount of EUR 396,000 (in words: three hundred and ninety-six thousand euro)  in relation to the acquisition of Twisted Heads Holding B.V. Consequently, as further set out in Annex

3.3.2, the Base Purchase Price shall be adjusted with an amount equal to EUR 1,085,000 (in words: one million and eighty-five thousand euro) (the Estimated Base Purchase Price Adjustment). An amount equal to the Estimated Base Purchase Price Adjustment shall be credited against the final Installment of the Preferred Payment, as mentioned under Clause 4.2(e).

3.3.3                              No later than one-hundred twenty (120) Business Days after Completion, the Sellers shall provide the Purchaser with the Interim Accounts consisting of the line items set out in the Estimated Balance Sheet and the working papers in connection therewith, setting forth the amount of Working Capital and Debt as at the Balance Sheet Date (collectively, the Interim Accounts). Purchaser, at its sole expense, has the right to assign a third party financial firm, which said firm to be mutually agreed upon by the Sellers and the Purchaser, to assist and oversee the Sellers in preparing the Interim Accounts.

3.3.4                              Within a period of ninety (90) Business Days after receipt by the Purchaser of the Interim Accounts, the Purchaser shall inform the Sellers in writing whether they agree to or disputes the Interim Accounts in whole or in part (the Interim Accounts Notice). If no Interim Accounts Notice is received by the Sellers within such ninety (90) Business Days term, the Interim Accounts shall be deemed to be agreed between and binding upon the Parties (the Final Interim Accounts). If the Interim Accounts are (partially) disputed by the Purchaser in the Interim Accounts Notice received by the Sellers within such ninety (90) Business Day period, the Parties shall, within a period of thirty (30) Business Days after the receipt of the Interim Accounts Notice by the Sellers, endeavour to agree on the Interim Accounts. If such agreement is reached the Interim Accounts shall become the Final Interim Accounts.

3.3.5                              If the Sellers and Purchaser fail so to agree within the said thirty (30) Business Days period, either the Sellers or the Purchaser may refer any dispute for resolution to a reputable “Big Four” international accounting firm (other than the existing auditors of the Sellers or the Purchaser) (the Expert) appointed (i) by the Sellers and the Purchaser or (ii) in default of agreement on such appointment within five (5) Business Days, by the chairman of the Netherlands Institute of Chartered Accountants (NBA, Nederlandse Beroepsorganisatie van Accountants). The Expert shall be instructed to render its opinion as soon as practicable and in any event within twenty (20) Business Days after the date of the engagement letter pursuant to which the Expert is formally instructed to render its opinion.

3.3.6                              In making its determination the Expert shall act as an expert and not as an arbitrator and the decision of the Expert shall (in the absence of manifest error) be final and binding on the Parties (bindend advies). The expenses of the Expert shall be shared equally unless allocated otherwise by the Expert. The Expert shall be entitled to determine the procedure applicable to its determination.

3.3.7                              The Interim Accounts shall be adjusted on the basis of the Expert’s resolution of such dispute and as so adjusted shall become the Final Interim Accounts.

3.3.8                              In the event the amount of Working Capital as at the Balance Sheet Date as appears from the Final Interim Accounts (the Actual Working Capital) deviates from the amount equal to the Estimated Working Capital, the Base Purchase Price shall be adjusted downward in the event the Actual Working Capital is less than the Estimated Working Capital and upward in the event the Actual Working Capital is more than the Estimated Working Capital by an amount equal to fifty per cent. (50%) of the amount by which the Actual Working Capital deviates from the Estimated Working Capital (the Working Capital Adjustment).

3.3.9                              In the event the amount of Debt of the Group Companies exceeds an amount EUR 0 (in words: nil euro) as at the Balance Sheet Date as appears from the Final Interim Accounts, the Base Purchase Price shall be adjusted by an amount equal to fifty per cent. (50%) of such excess (such excess the Debt Adjustment, and the Debt Adjustment and the Working Capital Adjustment together, the Difference). For the avoidance of doubt debt items taken into account in the Working Capital Adjustment will not be taken into account in the Debt Adjustment.

3.3.10                       An amount equal to the Difference (if any) shall be credited against the final Installment of the Preferred Payment, as mentioned under Clause 4.2(e). For the avoidance of doubt, such Difference (if any) shall be credited against the final Installment of the Preferred Payment in addition to the Estimated Base Purchase Price Adjustment.

3.3.11                       The provisions of this Clause 3.3 shall mutatis mutandis apply in the event the Sellers sell and transfer the Ordinary Shares held by them to the Purchaser in accordance with the provisions of Clause 10.

3.4                                        Negative Tax consequences

3.4.1                              Any and all Tax consequences as a result of the division of the Base Purchase Price and any adjustment thereof between the Sellers will be for the risk and account of the Sellers and the Sellers hereby indemnify and hold the Purchaser Indemnified Parties harmless for any such Tax consequences.

3.5                                        Parent undertaking

The Parent undertakes to issue to the Sellers the Consideration Shares at Completion subject to the terms and conditions of this Agreement.

4                                                  PREFERRED PAYMENT

4.1                                        The Parties acknowledge and agree that the Sellers shall be entitled to preferred payments from any dividends distributed by the Company in an aggregate amount equal to EUR 12,150,000 (in words: twelve million one hundred fifty thousand euro) (the Preferred Payment), on the terms and subject to the conditions of this Clause 4 and the provisions of clause 2.3 of the Shareholders’ Agreement.

4.2                                        The Preferred Payment will be paid to the Sellers in the following minimum installments (each, an Installment), unless the Purchaser, in its sole discretion, elects to accelerate the Preferred Payment in whole or in part:

(a)                       an amount of EUR 1,350,000 (in words: one million three hundred fifty thousand euro) within five (5) Business Days after the Annual Accounts in respect of the financial year 2015 have been adopted;

(b)                       an amount of EUR 2,700,000 (in words: two million seven hundred thousand euro) within five (5) Business Days after the Annual Accounts in respect of the financial year 2016 have been adopted;

(c)                        an amount of EUR 2,700,000 (in words: two million seven hundred thousand euro) within five (5) Business Days after the Annual Accounts in respect of the financial year 2017 have been adopted;

(d)                       an amount of EUR 2,700,000 (in words: two million seven hundred thousand euro) within five (5) Business Days after the Annual Accounts in respect of the financial year 2018 have been adopted;

(e)                        an initial amount of EUR 2,700,000 (in words: two million seven hundred thousand euro), which shall be reduced by an amount equal to the Estimated Base Purchase Price Adjustment, in accordance with the provisions of Clause 3.3.2, and adjusted by an amount equal to the Difference (if any), in accordance with the provisions of Clause 3.3.10, within five (5) Business Days after the Annual Accounts in respect of the financial year 2019 have been adopted.

The Parties hereby acknowledge and agree that the Preferred Payment and the Installments as set out in this Clause 4.2 shall, to the extent possible, be set off against the dividend distributions on the Prefs B, all as further set out in Clause 4.5(a).

4.3                                        The Preferred Payment will be paid to the Sellers, on the terms and subject to the conditions of this Clause 4, in the following order:

(i)                           fifty per cent. (50%) of the Preferred Payment shall be paid to Lewis and shall be considered to be a payment in respect of the Shares 1;

(ii)                        fifty per cent. (50%) of the Preferred Payment shall be paid to Hardenberg and shall be considered to be a payment in respect of the Shares 2.

4.4                                        Parties acknowledge that the Estimated Balance Sheet as at the Balance Sheet Date includes a EUR 1,564,000 (in words: one million and five hundred and sixty four thousand euro) dividend payable to the Sellers (the Dividend Payable). In the event the Company has distributed dividends up to an amount equal to the Threshold (as defined in the SHA) to the Sellers, the Parties shall procure that the Company shall distribute 100 eurocents of every euro of declared dividend up to an amount of the Dividend Payable to the Sellers subject to (i) the Prefs A and B having been cancelled; (ii) the Company having sufficient funds available to pay the Dividend Payable to the Sellers as well as to pay its debts relating to the one year period after such distribution; and (iii) such distribution being permitted under the DCC and the Articles of Association. On the Completion Date the general meeting of shareholders of the Company shall resolve to distribute the Dividend Payable on a date after the date of payment of the final Installment of the Preferred Payment.

4.5                                        Each Installment shall be paid to the Sellers as follows:

(a)                       to the extent possible, the Parties shall procure that an Installment shall be paid in full through the distribution of dividends by the Company on the Prefs B in the corresponding financial year; and

(b)                       to the extent an Installment cannot be paid in full in accordance with the provisions of sub (a), the Sellers and the Purchaser shall inform each other and the Company thereof in writing by way of a notice stating the deficit (the Deficit, i.e. the remainder of the Installment that is still outstanding pursuant to the Installment not having been paid out in full pursuant to Clause 4.5(a)), (such notice, the Deficit Notice). Within ten (10) Business Days of receipt of the Deficit Notice the Purchaser and the Sellers shall inform each other in writing whether they agree or dispute the Deficit as set out in the Deficit Notice. In the event of a dispute of the Deficit as set out in the Deficit Notice, the provisions of Clause 3.3.4 up through and including Clause 3.3.7 shall apply mutatis mutandis. In the event the Sellers and the Purchaser agree to the Deficit as set out in the Deficit Notice or in the event of a dispute, immediately after the Deficit has been established in accordance with Clause 3.3.4 up through and including Clause 3.3.7, such Deficit shall subsequently be paid by the Purchaser to the Sellers in cash within ten (10) Business Days after respectively the Sellers and Purchaser have agreed on the Deficit or the Deficit has been established in accordance with Clause 3.3.4 up through and including Clause 3.3.7.

4.6                                        Additionally, the Parties hereby acknowledge and agree that:

(a)                       if the aggregate amount of dividends distributed on the Prefs B in any given financial year exceeds the amount of the corresponding Installment for such financial year, the amount of the excess (the Excess Payment) shall, after distribution thereof on the Prefs B, be credited to future Installments in chronological order, unless such (part of an) Excess Payment is used to acquire any Deficit Shares in accordance with the provisions of Clause 4.7. For the avoidance of doubt, an Excess Payment in any given financial year shall act as a credit against future Deficits, so that any Deficit payments to be paid to the Sellers will be decreased by the Excess Payment; and

(b)                       they shall procure that, as soon as possible after the Preferred Payment has been paid in full in accordance with this Clause 4, but in any case within five (5) Business Days, the Prefs A and the Prefs B shall be cancelled without any further consideration due, all as further set out in the Shareholders’ Agreement.

4.7                                        Notwithstanding the provisions of Clause 4.6, to the extent that Deficit Shares have been issued and to the extent that there is an Excess Payment, the Purchaser shall (also) have the right to use such Excess Payment to procure that a certain number of Deficit Shares held by the Sellers will be repurchased by the Company against payment of such Excess Payment with the aim of restoring the Purchaser as holder of fifty per cent. (50%) of the Ordinary Shares. In the event the amount of the Excess Payment is equal to or exceeds the amount of the Deficit, as adjusted from time to time, plus any interest accrued thereon in accordance with Clause 4.9, the number of Deficit Shares to be repurchased by the Company from the Sellers (on a pro rata basis) shall be equal to such number of Ordinary Shares A that is required for the Purchaser to hold fifty per cent. (50%) of the Ordinary Shares. To the extent the Excess Payment exceeds the Deficit plus any interest accrued thereon in accordance with Clause 4.9, and thus all of the Deficit Shares outstanding are repurchased by the Company, such excess shall then be allocated in accordance with the provisions of Clause 4.6. In the event the Excess Payment does not exceed the amount of the Deficit, as adjusted from time to time, the number of Deficit Shares to be repurchased by the Company from the Sellers in accordance with this Clause 4.7 shall be determined in accordance with the following formula:

Deficit Shares to be repurchased by the Company = (Excess Payment /aggregate amount of Deficit) x total number of Deficit Shares issued

For example, in a certain financial year there was a Deficit of EUR 1,000,000, and 73,333 Deficit Shares have been issued to the Sellers in accordance with Clause 6. In the financial year following such year, there is an Excess Payment of EUR 500,000. The Company shall than repurchase (EUR 500,000 / EUR 1,000,000) x 73,333 = 36,666 Deficit Shares from the Sellers.

Each of the Parties hereby undertakes to provide all necessary cooperation for the repurchasing of Deficit Shares by the Company from the Sellers in accordance with the provisions of this Clause 4.7.

4.8                                        In order to give full effect to this Clause 4, the Purchaser, each of the Sellers and the Company shall use its best efforts to procure that in each year, to the extent prudent and permitted by law, the Articles of Association, and any financing arrangements of the Company, the Company shall declare all of its distributable profits as dividend (i.e. the Purchaser and the Sellers shall so resolve in their capacity as shareholders of the Company and the Company shall cooperate to such distribution, all as set forth in clause 2.3 of the Shareholders’ Agreement), all in the manner as further set out in the Shareholders’ Agreement.

4.9                                        In the event the Purchaser defaults on a due and payable payment obligation in relation to a Deficit, the amount of such Deficit shall accrue interest, in accordance with Clause 25.2.

5                                                  DIVERSION OF SFX TOURING BUSINESS

5.1                                        The Purchaser and the Parent hereby agree, so long as the Purchaser or Parent holds at least twenty-five per cent. (25%) of the Ordinary Shares, to divert any future SFX Touring Business to the Company as a share premium contribution on the Ordinary Shares held by the Purchaser after Completion if and when the artist and/or tour manager/owner is willing to divert to the Company and the Company is willing to accept such SFX Touring Business.

6                                                  SECURITY

6.1                                        Subject to the provisions of this Clause 6, the Parent hereby guarantees the obligations of the Purchaser (i) to pay the Preferred Payment and (ii) to perform its obligations under Clauses 7 and/or 10.

6.2                                        In the event the Purchaser has not, or has not fully, complied with its obligations to pay the Deficit pursuant to Clause 4.5(b), the Sellers and the Purchaser shall inform each other, the Company and the Parent thereof in writing by way of a notice stating the Deficit (the Parent Deficit Notice). Upon receipt of the Parent Deficit Notice, the Parent shall be obliged to pay the Deficit to the Sellers within fifteen (15) Business Days thereafter. In the event the Parent defaults on its obligation to (fully) pay the Deficit, the Sellers shall be entitled to request the Company to issue to the Sellers on a pro rata basis a certain number of Ordinary Shares A, at a price per Ordinary Share A equal to the nominal value, which shall cause a dilution in the percentage of Ordinary Shares held by the Purchaser (the Deficit Shares). The percentage by which Purchaser’s Ordinary Shares are diluted (the Purchaser Dilution Percentage) shall represent the differential between Purchaser’s and Sellers’ new respective percentage ownership of Ordinary Shares. The Purchaser Dilution Percentage and the number of Deficit Shares to be issued to Sellers shall be determined in accordance with the formulae and examples as set out below and as further set out in Annex 6.2:

Purchaser Dilution Percentage = (Deficit / EUR 25,000,000) x 100%

For example, if the Deficit is equal to an amount of EUR 1,000,000, the Purchaser Dilution Percentage shall be: EUR 1,000,000 / EUR 25,000,000 x 100% = 4%. The Sellers shall be entitled to a number of Deficit Shares to increase their percentage Ordinary Shares to 52%, and

Purchaser’s percentage of Ordinary Shares thus will be diluted to 48%, reflecting a 4% differential.

After having calculated the Purchaser Dilution Percentage, the number of Deficit Shares to be issued to the Sellers on a pro rata basis and the new number of Ordinary Shares outstanding shall be determined in accordance with the formulae as set out in Annex 6.2 and as explained in the below example:

For example, if the Purchaser Dilution Percentage is 4%, a number of Deficit Shares shall be issued to Sellers in order to dilute Purchaser’s percentage of Ordinary Shares down to 48%. Purchaser’s number of Ordinary Shares, i.e. 880,000, does not change, so the Company must issue a number of shares such that 880,000 Ordinary Shares will equate to 48% of the total number of outstanding Ordinary Shares, or 1,833,333 Ordinary Shares. From the new number of total Ordinary Shares (1,833,333), the Sellers’ new number of Ordinary Shares (953,333) and number of Deficit Shares to be issued (73,333) can be calculated.

The Sellers and the Purchaser hereby agree to use all their voting and other rights to procure that the Company shall issue to the Sellers the Deficit Shares as referred to in this Clause 6.2.

6.3                                        In the event Deficit Shares have been issued, such Deficit shall not accrue any interest except in the event such Deficit Shares are being repurchased by the Company pursuant to Clauses 4.7 and/or 6.4 in which event interest shall accrue in accordance with the provisions of Clauses 4.9.

6.4                                        Within a one (1) year period from the date of the issuance of any Deficit Shares, the Purchaser shall be entitled to procure that the Company shall repurchase a number of Ordinary Shares A from the Sellers (on a pro rata basis) without any consideration being due equal to such number of Ordinary Shares A that is required for the Purchaser to hold fifty per cent. (50%) of the Ordinary Shares against payment by the Purchaser to the Sellers of an amount equal to the amount of the Deficit in relation to which such Deficit Shares have been issued including any interest accrued thereon in accordance with Clause 4.9. For the avoidance of doubt, an Excess Payment in the subsequent year may be used to procure that the Company repurchases any Ordinary Shares A, all in accordance with Clause 4.7.

Each of the Parties hereby undertakes to provide all necessary cooperation for the repurchasing of Ordinary Shares A by the Company from the Sellers in accordance with the provisions of Clauses 4.7 and 6.4.

6.5                                        In the event the Purchaser is in default with its financial obligations pursuant to Clauses 7 and/or 10, the Sellers and the Purchaser shall inform each other and the Company thereof in writing by way of a notice stating the deficit (the Put Deficit, being an amount equal to the remainder of any amounts still outstanding as a result of the Purchaser not having complied in full with its obligations pursuant to Clauses 7 and/or 10). The procedure contained in Clauses 4.7, 6.2 and 6.4 shall apply mutatis mutandis to the Put Deficit.

7                                                  PURCHASE AND SALE PUT CONSIDERATION SHARES

7.1.1                              CS Put Option

The Parties hereby agree that the Sellers shall have the right, but not the obligation, to oblige the Purchaser to acquire up to a certain number of Consideration Shares, which number shall be equal to 1,800,000 (one million eight hundred thousand) minus the number of CS Call Option Shares (if any), at the CS Put Option Price (the CS Put Option), subject to the terms and conditions as set out in this Clause 7.

7.1.2                              CS Put Option Period

7.1.2.1                    The Sellers may exercise the CS Put Option, subject to the terms and conditions as set out in this Clause 7, at any time in the period starting on the date that is twelve (12) months after Completion and ending on the date that is thirteen (13) months after Completion (the CS Put Option Period). For the avoidance of doubt, the CS Put Option terminates if not exercised by the date that is thirteen (13) months after Completion.

7.1.2.2                    The CS Put Option may be exercised by the Sellers, subject to the terms and conditions as set out in this Clause 7, by sending the Purchaser a notice within the CS Put Option Period confirming the exercise of the CS Put Option and stating the number of Consideration Shares it wishes the Purchaser to acquire (such number of shares the CS Put Option Shares, and such notice the CS Put Option Notice). The CS Put Option may be exercised only once.

7.1.3                              Price per Put Consideration Share

7.1.3.1                    Parties acknowledge and agree that the purchase price per CS Put Option Share shall be equal to an amount of USD 5.56 (in words: five United States Dollars and fifty six United States Dollar cents) per Consideration Share (the CS Put Option Price).

7.1.3.2                    In the event the Sellers exercise the CS Put Option and to the extent the Consideration Share Market Price is lower than USD 5.56 (in words: five United States Dollars and fifty six United States Dollar cents) the Purchaser shall be entitled to require the Sellers to sell the CS Put Option Shares on the Stock Market against a price at which the CS Put Option Shares are traded on the Stock Market on the date(s) of such sale (the Consideration Share Market Price). In such event, within forty-five (45) Business Days after receipt of the CS Put Option Notice, the Purchaser shall be obliged to pay to the Sellers the difference between the aggregate Consideration Share Market Price at which the CS Put Option Shares have been sold by the Sellers on the Stock Market, which aggregate Consideration Share Market Price actually received by the Sellers shall be sufficiently evidenced in writing by the Sellers to the Purchaser, and an amount equal to USD 5.56 (in words: five United States Dollars and fifty six United States Dollar cents) per Consideration Share multiplied by the number of CS Put Option Shares which were sold on the Stock Market in accordance with this Clause 7.1.3.2.

7.1.4                              Put Option Mechanism

7.1.5                              In the event the Sellers exercise the CS Put Option and to the extent the CS Put Option Shares are not sold on the market in accordance with Clause 7.1.3.2, the Purchaser shall be obliged to purchase and accept from the Sellers and the Sellers shall be obliged to sell and transfer the CS Put Option Shares to the Purchaser at a price per Consideration Share equal to the CS Put Option Price within forty-five (45) Business Days after receipt of the CS Put Option Notice, subject to the terms and conditions of this Agreement.

8                                                  CALL OPTION: CONSIDERATION SHARES

8.1.1                              Call Option Consideration Shares

The Parties hereby agree that the Purchaser shall have the right, but not the obligation, to oblige the Sellers to sell to it up to 1,000,000 (one million) Consideration Shares against the CS Call Option Price (such call option, the CS Call Option), subject to the terms and conditions as set out in this Clause 8.

8.1.2                              CS Call Option Period

8.1.2.1                    The Purchaser may exercise the CS Call Option, subject to the terms and conditions as set out in this Clause 8, at any time in the period starting upon Completion and ending on the date that is six (6) months after Completion (the CS Call Option Period). For the avoidance of doubt, the CS Call Option terminates if not exercised by the date that is six (6) months after Completion.

8.1.2.2                    The CS Call Option may be exercised by the Purchaser, subject to the terms and conditions as set out in this Clause 8, by sending the Sellers a notice within the CS Call Option Period confirming the exercise of the CS Call Option and stating the number of Consideration Shares the Purchaser wishes to acquire (such number of shares the CS Call Option Shares, and such notice the CS Call Option Notice). The CS Call Option may be exercised only once.

8.1.3                              Price per CS Call Option Share

8.1.3.1                    Parties acknowledge and agree that the purchase price per CS Call Option Share shall be equal to an amount of USD 7.50 (in words: seven United States Dollars and fifty United States Dollar cents) per Consideration Share (the CS Call Option Price).

8.1.4                              CS Call Option Mechanism

8.1.4.1                    In the event the Purchaser exercises the CS Call Option, the Purchaser shall be obliged to purchase and accept from the Sellers and the Sellers shall be obliged to sell and transfer the CS Call Option Shares to the Purchaser at a price per Consideration Share equal to the CS Call Option Price within forty-five (45) Business Days after receipt of the CS Call Option Notice, subject to the terms and conditions of this Agreement.

9                                                  RIGHT OF FIRST REFUSAL CONSIDERATION SHARES

9.1.1                              In the event the Sellers, subject to the provisions of Clause 23, wish to sell up to one hundred per cent. (100%) of the Consideration Shares held by them on the Stock Market, at any time in the period starting on the date that is six (6) months after Completion and ending on the date that is twelve (12) months after Completion (the CS Offer Period), the Sellers are obliged to give written notice to the Purchaser of such intention and the number of Consideration Shares they intend to sell (such number of Consideration Shares the, CS Offer Shares and such notice, the CS Offer Notice).

9.1.2                              The Parties hereby agree that the Purchaser upon receipt of the CS Offer Notice shall have the right, but not the obligation, to oblige the Sellers to sell the CS Offer Shares to the Purchaser against the CS Offer Price (such right , the CS ROFR), subject to the terms and conditions as set out in this Clause 9. For the avoidance of doubt, the CS ROFR terminates if not exercised within the CS Offer Period.

9.1.3                              The Purchaser shall have the right, but not the obligation, to acquire the CS Offer Shares from the Sellers, within ten (10) Business Days of receipt of the CS Offer Notice by giving written notice thereof to the Sellers, at a price per CS Offer Share equal to the volume weighted average share price at the closing of trade of the Parent Common Stock on the Stock Market on the date of the CS Offer Notice (the CS Offer Price). Within ten (10) Business Days upon receipt of such notice by the Sellers, the Purchaser shall be obliged to purchase and accept from the Sellers and the Sellers shall be obliged to sell and transfer the CS Offer Shares against the CS Offer Price.

10                                           PURCHASE AND SALE PUT SHARES

10.1                                 Put Option

10.1.1                       The Parties hereby agree that the Sellers shall have the right, but not the obligation, to oblige the Purchaser to acquire all the Put Shares against the Put Purchase Price as set out in Clause 10.2.1 (the Put Option).

10.1.2                       In the event the Sellers exercise the Put Option, the Purchaser shall be obliged to purchase and accept from the Sellers and the Sellers shall be obliged to sell and transfer the Put Shares to the Purchaser at the Put Purchase Price within forty-five (45) Business Days after receipt of the Put Notice, subject to the terms and conditions of this Agreement, including the Sellers’ Warranties as set out in Annex 13.1.

10.2                                 Period and formula

10.2.1                      The Sellers may exercise the Put Option (i) in the event of a change of Control in the Parent (for the avoidance of doubt, the Sellers are not entitled to exercise the Put Option in the event that Mr. R. Sillerman and/or any entities Controlled by him acquire Control over the Parent), subject to the terms and conditions of Clause 10.2.4, and (ii) at any time in the period which starts at the date that the 2019 Accounts have been adopted by the general meeting of shareholders of the Company and which ends one month thereafter (the Put Option Period).

10.2.2                       In the event that the Sellers exercise the Put Option during the Put Option Period the Put Purchase Price shall be calculated as follows:

(6.2 * 2019 EBITDA) * x, whereby

x means Put Shares divided by Ordinary Shares

10.2.3                       In the event that the Sellers exercise the Put Option pursuant to a change of Control in the Parent, subject to the terms and conditions of Clause 10.2.4, (for the avoidance of doubt, the Sellers are not entitled to exercise the Put Option in the event that Mr. R. Sillerman and/or any entities Controlled by him acquire Control over the Parent), the purchase price for the Put Shares (the Put Purchase Price) shall unless otherwise agreed upon in writing between the Parties, be calculated as follows:(x * LTM EBITDA) * y, whereby:

x means the higher of 6.2 and the multiple used in calculating the purchase price in the context of the relevant change of Control in the Parent (for the avoidance of doubt, the Sellers are not entitled to exercise the Put Option in the event that Mr. R. Sillerman and/or any entities Controlled by him acquire Control over the Parent); and

y means Put Shares divided by Ordinary Shares

10.2.4                       In the event of an envisaged change of Control in the Parent the Purchaser shall give the Sellers at least twenty (20) Business Days prior written notice thereof. Within twenty (20) Business Days upon receipt of such written notice the Sellers may exercise the Put Option, subject to the change of Control in the Parent actually having occurred, by sending the Purchaser a written notice confirming the exercise of the Put Option (the Put Notice).

10.2.5                       In the event the Sellers wish to exercise the Put Option during the Put Option Period (other than in relation to a Change of Control in the Parent), the Sellers may exercise the Put Option by sending the Purchaser the Put Notice.

10.2.6                       The Put Option may be exercised only once and in full.

10.2.7                       For the avoidance of doubt, the provisions of this Clause 10, to the extent they relate to a change of Control in the Parent, shall survive in the event that Mr. R. Sillerman and/or any entities Controlled by him acquire Control over the Parent.

11                                           LEAKAGE AND ADDITIONAL LEAKAGE

11.1                                 Leakage

11.1.1                       The Sellers warrant and undertake to the Purchaser that since the Effective Date up to and including the Completion Date there neither has been nor will be any Leakage.

11.1.2                       In the event of any breach of Clause 11.1.1 the Sellers shall compensate the Purchaser, on a euro for euro basis, the Total Leakage Amount in accordance with the provisions of Clause 25.3.

11.2                                 Leakage Notice

11.2.1                       The Sellers shall notify the Purchaser in writing (the Leakage Notice) of the Leakage Amount in relation to the period prior to Completion no later than 90 days after Completion.

11.3                                 Procedure for Additional Leakage

11.3.1                       If the Purchaser identifies any Additional Leakage within twelve (12) months after Completion, then the Purchaser shall at any time be entitled to deliver within this twelve (12) months period, a written notice to the Sellers, setting out any such Additional Leakage identified together with reasonable evidence thereof and, to the extent reasonably possible, a calculation of the Leakage Amount relating to such additional Leakage (the Additional Leakage Amount).

11.3.2                       If the Sellers and the Purchaser do not agree on the Additional Leakage Amount within twenty (20) Business Days of receipt of the written notice from the Purchaser by the Sellers, as referred to in Clause 11.3.1, then the Additional Leakage Amount shall be determined by the Expert and the Lawyer in accordance with the provisions of Clause 11.3.3 and 11.3.4.

11.3.3                       If the Sellers and Purchaser fail so to agree within the said twenty (20) Business Days period, either the Sellers or the Purchaser may refer any dispute for resolution to an Expert. The Expert shall be instructed to render its opinion as soon as practicable and in any event within twenty (20) Business Days after the date of the engagement letter pursuant to which the Expert is formally instructed to render its opinion. At the reasonable request of the Sellers and/or the Purchaser, the Expert shall appoint on behalf of the Parties a lawyer of a reputable Dutch law firm, or a similar person who has the legal background and experience (Lawyer) to decide on a dispute as referred herein, as an expert (bindend adviseur) to decide only on the following legal matters in connection with the determination of the Additional Leakage Amount in accordance with this Clause: (i) the explanation of the intention of the Parties when entering into this Agreement and/or (ii) the explanation of (certain provisions and/or definitions of) this Agreement. As from such appointment, the Expert and the Lawyer shall jointly render their decision, provided however that the Lawyer will only decide on the legal matters and the Expert will decide on the financial and accounting matters.

11.3.4                       In making its determination the Expert and the Lawyer, if appointed, shall act as an expert and not as an arbitrator and the decision of the Expert and the Lawyer, if appointed, shall (in the absence of manifest error) be final and binding on the Parties (bindend advies). The expenses of the Expert and the Lawyer, if appointed, shall be borne by one or more of the Sellers and Purchaser in such equitable proportions as the Expert shall direct, taking into account the amount in dispute, the character of the dispute and the prevailing party in the dispute.

12                                           COMPLETION

12.1                                 Date and Place

Subject to the terms and conditions of this Agreement, completion of the actions as set out in this Clause 12 shall be referred to as Completion and shall take place on the Completion Date at the offices of Loyens & Loeff N.V. at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

12.2                                 Payment of the Consideration Payment

The Purchaser shall procure that the Consideration Payment shall have been paid in cash, in immediately available funds and with value on the Completion Date, by or on behalf of the Purchaser by wire transfer to the Notary Account under the reference “Alda Consideration Payment 70096150” by no later than 10h00 on the Completion Date. Such amount shall be held by the Notary in the Notary Account for and on behalf of the Purchaser, until the Deed of Transfer has been duly executed, and for and on behalf of the Sellers immediately following such execution of the Deed of Transfer.

12.3                                 Completion Actions

On the Completion Date but after the payment of the Consideration Payment in accordance with Clause 12.2, the following actions will be taken, each such action being conditional upon all actions having occurred in the sequence set out below:

Prior to Completion:

(a)                       the Sellers shall deliver evidence that the capital structure of the Company has been amended, inter alia by amending the Articles of Association in the agreed form attached hereto as Annex 12.3;

(b)                       the Sellers shall deliver to SFX an estimated balance sheet as per the Completion Date;

(c)                        the Sellers shall deliver to the Notary the shareholders register of the Company which reflects the Sellers as the owner of the Shares without any Encumbrances;

(d)                       the Sellers shall deliver to the Purchaser the written resignation of the sole member of the management board of the Company from its office as a member of the management board, with effect as of immediately after Completion in acknowledging that it relinquishes any rights that it may have under any contract of employment with the Company or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal;

(e)                        the Sellers shall pass a written shareholders’ resolution of the Company (i) accepting the resignation of and giving full discharge (décharge) to the resigning management board member and (ii) appointing Mr A. Hardenberg and

Mr D. Lewis as members of the management board of the Company all with effect as of immediately after Completion;

(f)                         the Sellers shall deliver to the Purchaser a written statement that, with effect as of Completion (i) all indebtedness owed to any of the Group Companies by either any of the Sellers or any Related Person of the Sellers, as applicable and (ii) all indebtedness owed by any of the Group Companies to either any of the Sellers or any Related Person of the Sellers, as applicable, has been fully paid, except with regard to any (x) indebtedness owed to or by David Lewis Production B.V. and/or its affiliates in the ordinary course of business, (y) indebtedness up to a total amount of EUR 25,000 (in words: twenty-five thousand euro) per Seller and / or (z) indebtedness as expressly provided otherwise in this Agreement;

(g)                        the Sellers shall deliver to the Notary powers of attorney duly executed on behalf of each of the Sellers and the Company, respectively, and the Purchaser shall deliver to the Notary a power of attorney duly executed on behalf of the Purchaser, authorized its representative to attend to and to execute the Deed of Transfer;

(h)                       the Sellers shall deliver to the Purchaser the executed copies of the Management Agreements;

(i)                           the Sellers shall deliver to the Purchaser the Disclosure Letter;

(j)                          the Sellers shall deliver to the Purchaser a written confirmation that Dennis de Bruin and Pierre Bonenkamp have entered into an addendum to their employment agreement after Completion, including proper intellectual property-, non-solicitation and relationship clauses;

(k)                       the Sellers shall provide the Purchaser with a draft budget for the financial year 2015; and

(l)                           the general meeting of shareholders of each of the Sellers has approved the Transaction;

At Completion:

(m)                   the Parties shall enter into the Shareholders’ Agreement;

(n)                       the Shares shall be transferred by the Sellers to the Purchaser by means of the execution of the Deed of Transfer;

(o)                       the Sellers and the Parent shall enter into the Lock-Up Agreement; and

(p)                       the Purchaser shall procure that the Parent shall issue the Consideration Shares to the Sellers and shall deliver to the Sellers one or more stock certificates representing the Consideration Shares;

Immediately following Completion:

(q)                       the Notary shall hold the Consideration Payment for and on behalf of the Sellers and shall transfer the Consideration Payment to the Sellers’ Account in accordance with the instructions of the Sellers;

(r)                         the Purchaser and the Sellers shall pass a written shareholders’ resolution of the Company to grant the management board of the Company the authority to issue Deficit Shares in accordance with Clause 6.2;

(s)                         the Purchaser and the Sellers shall pass a written shareholders’ resolution of the Company to appoint Mr Willem Bosman, Mr Richard Rosenstein and Mr Ritty van Straalen as members of the supervisory board of the Company with effect as of immediately after Completion; and

(t)                         the Parties shall execute all other documents and instruments necessary to complete the Transaction.

Payment of the Consideration Payment in accordance with Clause 12.2 and issuance of the Consideration Shares in accordance with Clause 12.3(p) shall discharge the Purchaser in respect of the payment of the Initial Purchase Price.

13                                           WARRANTIES

13.1                                 Sellers’ Warranties

Each of the Sellers hereby represents and warrants to the Purchaser that, except as (i) Fairly Disclosed in the Disclosed Information, and/or (ii) specifically and unambiguously disclosed in the Disclosure Letter, each of the warranties included in Annex 13.1 (the Sellers’ Warranties) is true and not misleading on the Completion Date.

13.2                                 Sellers’ knowledge

Any statement in this Agreement which refers to the knowledge, information, belief or awareness of the Sellers — including the expressions ‘to the Sellers’ best knowledge’ and ‘known to the Sellers’ and/or any similar expression —, shall be deemed to comprise such knowledge, information or awareness that any of the Sellers and/or the board of managing directors (bestuur) of the Sellers, if any, actually (feitelijk) have, or are deemed to have after having made reasonable and detailed inquiries with the board of managing directors and the relevant Employees of the Group Companies and Sellers. For the avoidance of doubt: the actual or deemed knowledge of any of the Sellers is also attributed in full to the other Seller irrespective of whether the other Seller did have actual or deemed knowledge.

13.3                                 Each Sellers’ Warranty separate

Each of the Sellers’ Warranties shall be construed as a separate warranty and shall not be limited or restricted, whether expressly or by reference to or inference from the terms of any other Sellers’ Warranties or by any other provision of this Agreement and where a fact or circumstance would entitle the Purchaser to make a claim in respect of more than one Sellers’ Warranty or both a Sellers’ Warranty and an indemnity set out in Clause 16 or 17, it shall be the sole discretion of the Purchaser to determine the provisions under which it makes a claim.

13.4                                 Disclosure

Disclosures against any of the Sellers’ Warranties shall only be deemed disclosures against any other Sellers’ Warranty if the Purchaser should be reasonably aware that such disclosure also relates to such other Sellers’ Warranty.

13.5                                 Due Diligence Investigation

The Purchaser acknowledges and agrees that:

(a)                       it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the financial, legal, operational, commercial, IP and tax aspects of the Company during the period 25 February 2014 until 12 March 2014 and from 7 July 2014 until 5 August 2014 on the basis of the information provided by the Sellers and certain of their advisers (the Due Diligence Investigation); and

(b)                       for the purposes of the Due Diligence Investigation the Purchaser has had (and its advisers have had) sufficient opportunity to review any and all information made available to the Purchaser and its advisers, by having had, amongst others, (i) access to the Data Room for the purposes of reviewing information about the financial, legal, operational, commercial, IP and tax aspects of the Company provided in the Data Room prepared by the Sellers, (ii) the opportunity to submit questions to and receive answers from the Sellers on any matter that it deemed proper and necessary and inter alia on the basis hereof the Purchaser has decided to enter into this Agreement.

13.6                                 Purchaser’s Warranties

The Purchaser hereby warrants to the Sellers that each of the statements included in Annex 13.6 is true and not misleading on the Completion Date (the Purchaser’s Warranties).

14                                           BREACH

14.1                                 Breach by any of the Sellers

14.1.1                       Subject to the provisions of Clause 15, in the event of a Warranty Breach, the Sellers shall be liable and compensate the relevant Group Company or, at the request of the Purchaser, the Purchaser for the Damages suffered by the Purchaser and/or any of its Affiliates (inclusive the Group Companies after Completion) resulting from in connection with, or attributable to such Warranty Breach. In the event of a breach of any of the Warranties referred to in Paragraph 4 (Shares; Subsidiary Shares) of Annex 13.1, the Purchaser shall be entitled to claim specific performance instead of compensation for Damages. Damages shall be paid by the Sellers to the Company save for in the event the Damages are suffered at the level of the Purchaser only in which event the Damages shall be paid to the Purchaser.

14.2                                 Notification of claims

The Purchaser shall as soon as reasonable possible after being notified or becoming aware of any fact, circumstance or event which has led or may lead to a breach of any of the Seller’s Warranties (a Warranty Breach), inform the Sellers thereof in writing stating, to the extent reasonably possible, the facts, circumstances or events that have led or may lead to a Warranty Breach and a reasonable estimate of the Damages suffered or reasonably expected to be suffered. Such a notification given within such period shall be considered a notification within the meaning of article 7:23(1) DCC.

14.3                                 Third party claims

14.3.1                       Subject to Clause 19.1, the Purchaser or the Company shall give written notice to the Sellers of claims of any third party resulting in or relating to a Warranty Breach as soon as possible after becoming aware thereof. The Parties shall consult with each other on the course of action to be taken in respect of such claim. The Sellers and Purchaser shall procure that the Company shall take the action (or refrain from taking action) so agreed between the Parties. If the Parties do not agree on the course of action to be taken, the Purchaser shall, at its sole discretion, be entitled to take, or procure that the relevant Group Company takes, any action necessary to defend the third party claim, and to avoid, dispute, defend, appeal, compromise or settle the claim in any manner that the Purchaser deems appropriate. The Purchaser shall use reasonable endeavours to strike a fair balance between the interests of the Sellers, the Purchaser and the Group Companies.

14.3.2                       The Parties will cooperate with each other in dealing with any third party claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts there from. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such third party claim or otherwise required by Applicable Laws or stock exchange rules.

14.4                                 Claim related documents

Each of the Sellers shall maintain and shall procure that each of its Affiliates shall maintain, post Completion, in good order all relevant documents, data and information relating to (i) any Warranty Breach or possible Warranty Breach, and (ii) any of the indemnities set out in Clause 16 and 17.

15                                           LIMITATION OF LIABILITY

15.1                                 Maximum liability

15.1.1                       Except as provided for in Clause 15.3, the total liability of the Sellers in respect of a Warranty Breach shall not exceed an amount equal to EUR 10,000,000 (in words: ten million euros).

15.1.2                       Except as provided in Clause 10 and Clause 21 the overall liability of the Sellers under the Agreement shall in no event exceed an amount equal to the Consideration

Payment plus the Preferred Payment and the value of the Consideration Shares calculated in accordance with Clause 25.4.1.

15.2                                 Minimum (aggregate) claims

Except as provided for in paragraph (b) below the Sellers shall not be liable in respect of a Warranty Breach:

(a)                       unless the amount of Damages with respect to any single claim or series of related claims exceeds EUR 75,000 (in words: seventy-five thousand euro); and

(b)                       unless the amount of Damages with respect to all claims payable as referred to in paragraph (a) above exceeds EUR 225,000 (in words: two hundred twenty-five thousand euro), in which case the full amount shall be payable and not merely the excess.

15.3                                 No limitation of Sellers’ liability

15.3.1                       The Parties agree that the limitations set out in Clause 15.1.1 and 15.2 shall not apply in respect of claims for Damages resulting from, in connection with or attributable to:

(a)                       a Warranty Breach in respect of paragraph 1 (General), paragraph 2 (Group Companies), paragraph 4 (Shares; Subsidiary Shares) and paragraph 10 (Taxes) contained in Annex 13.1;

(a)                       an indemnity under Clause 16 and/or 17;

(b)                       any breach in relation to Clause 11; and

(c)                        fraudulent conduct of any of the Sellers or any of their Representatives.

15.4                                 Time limitation

15.4.1                       The liability of the Sellers in respect of a Warranty Breach shall continue:

(a)                       until the lapse of the statutory time limit period applicable for giving notification with respect to the Sellers’ Warranties in paragraph 1 (General), paragraph 2 (Group Companies) and paragraph 4 (Shares; Subsidiary Shares) contained in Annex 13.1;

(b)                       until the date that is sixty (60) Business Days after the last day on which a Tax Authority can claim the underlying Tax from the Group Companies with respect to the Sellers’ Warranties in paragraph 10 (Taxes) contained in Annex 13.1; and

(c)                        until eighteen (18) months as of the Completion Date with respect to all other claims for a Warranty Breach.

The above shall apply instead of section 7:23(2) of the DCC.

15.5                                 Reduction of liability

In calculating the liability of the Sellers in respect of any Warranty Breach, such liability shall be reduced by:

(a)                       any amount recovered or reasonably certain to be recovered from any third parties including insurers in respect of such claim or the event or circumstance giving rise to such claim;

(b)                       the amount of any provision in the Final Interim Accounts specifically allocated to the event or circumstance giving rise to the claim; or

(c)                        any amount of Tax saving or refund actually enjoyed or received or reasonably certain to be enjoyed or received by the Purchaser and/or any of the Group Companies related to the event or circumstance giving rise to such claim.

15.6                                 Exclusions

The Sellers shall not be liable in respect of a Warranty Breach if and to the extent that it arises from a liability or obligation on the part of the Company and/or any of the Group Companies:

(a)                       if there had been no Warranty Breach but for any change in applicable legislation coming into effect after the Completion Date;

(b)                       which would not have arisen but for a change after the Completion Date in the accounting bases on which the Company and/or any of the Group Companies values its Assets or a change in the tax structure or corporate structure of the Group, or a wilful change in the conduct of business;

(c)                        which arises as a result of any change after the Completion Date of the date to which the Group makes up its statutory accounts or in the bases, methods or policies of accounting of the Group other than a change which is reported by the auditors of the Group to be necessary in their opinion because such bases, methods or policies of accounting as at the Completion Date are not in accordance with any published accounting practice or principle then current;

(d)                       if the Purchaser is aware of the Warranty Breach at the Completion Date.

15.7                                 Mitigation

15.7.1                       Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of any Warranty Breach, after Completion.

15.7.2                       The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given that is required to comply with Purchaser’s duty under applicable law to avoid or mitigate any loss or damage incurred by it as a result of any Warranty Breach, after Completion.

15.8                                 No double recovery

15.8.1                       The Purchaser shall not be entitled to recover Damages from any Seller in relation to a Warranty Breach and / or specific indemnity more than once in respect of any one matter even if more than one Sellers’ Warranty and / or specific indemnity is breached.

15.8.2                       The Purchaser shall not be entitled to recover Damages from any Seller in relation to a Warranty Breach with respect to the Interim Accounts, as set out in clause 6.3 up through and including 6.6 of Annex 13, in the event and to the extent that such Damages have been taken into account in calculating the adjustment of the Base Purchase Price, in accordance with terms and conditions as set out in Clause 3.3.

16                                           SPECIFIC INDEMNITIES

16.1                                 Each of the Sellers shall indemnify (vrijwaren) and hold harmless the Purchaser, or at the direction of the Purchaser, the Affiliates of the Purchaser (which includes the Group Companies after Completion — the Purchaser and its Affiliates including the Group Companies after Completion herein collectively also referred to as the Purchaser Indemnified Parties) from, and shall compensate the Purchaser and the Purchaser Indemnified Parties for, any Damages incurred by any of the Purchaser Indemnified Parties as a result of, in connection with or attributable to:

(a)                       any claim regarding the employment or the employment relationship with Employees, directors or officers of the Group Companies relating to the period prior to Completion, to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date;

(b)                       any compensation claims raised by contracting parties to agreements of the Group Companies concluded prior to the Completion Date as a result or in connection with the termination of the respective agreements prior to or after the Completion Date;

(c)                        any claim as a result of or in connection with any environmental and zoning matters and the absence of the necessary permits/dispensations, to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date;

(d)                       any claim as a result of or in connection with the lease agreement regarding the object ‘De Piloot’ as entered into by and between Beleggingsmaatschappij Transvaal B.V. as lessor and ALDA Events B.V. and David Lewis Productions B.V. as lessees to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date;

(e)                        any claim as a result of or in connection with the lease agreement entered into by and between Jaarbeurs Utrecht B.V. as lessor and ALDA Events B.V. as lessee for the 2014 and 2015 editions of the event A State of Trance to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date;

(f)                         any and all costs and/or claims (both from a civil law and a tax perspective) either arising prior to Completion or post Completion in connection with or as a result of the Group Companies making use of the services of any self-employed services providers (ZZP-ers/opdrachtnemers) prior to Completion;

(g)                        any claims, costs and expenses as a result of or in connection with any non-fulfilled pension obligations;

(h)                       any claim in connection with or as a result of a mandatory participation in the pension scheme of an industry wide pension fund by the Group Companies; and

(i)                           any claim, other than a claim regarding the right to purchase the shares of Kingsland Festival B.V. against market value, from (Affiliates of) the other shareholders of Kingsland Festival B.V. as a result of or in connection with any rights they may have with respect to a change of control in relation to the Company;

None of the limitations of liability of the Sellers (whether in amount, in terms of claim period or by way of reduction of liability) as set out in Clause 15, except for Clause 15.1.2, 15.7 and 15.8 shall apply to liability of the Sellers pursuant to the indemnities set out in Clauses 16 and 17.

17                                           TAX INDEMNITY

17.1                                 Tax Indemnity

Each of the Sellers shall be responsible for, shall pay or cause to be paid, and shall, on a euro-for-euro basis without applying any multiplier, indemnify (vrijwaren) and hold harmless the Purchaser Indemnified Parties and their respective directors, officers, employees from, and shall compensate the Purchaser Indemnified Parties for, and will pay to the Purchaser Indemnified Parties, the amount of any Tax Liability arising directly or indirectly from or in connection with any of the Group Companies (or any of their predecessors) relating to:

(a)                       the period up to and including Completion;

(b)                       any Event occurring on or prior to Completion;

(c)                        any costs or expenses, including but not limited to (reasonable) advisor’s fees, incurred by the Purchaser or any Group Company in connection with:

(i)                           any Tax Liability relating to the period up to and including Completion or any Event occurring on or prior to Completion; or

(ii)                        any action taken in avoiding, resisting or settling any such Tax Liability or taking any action under this Agreement;

(d)                       any breach of the Sellers’ Warranties in paragraph 10 (Taxes) contained in Annex 13.1; and

(e)                        the consolidated, combined or unitary group of which any of the Group Companies (or any of their predecessors) is or was a member on or prior to

Completion, including, for the avoidance of doubt: (i) any claims under the 1990 Dutch Tax Collection Act (Invorderingswet 1990), and (ii) other liabilities that would not have arisen but for the relationship of any of the Group Companies with the Sellers’ Group, on or at any time prior to Completion;

(f)                         any correction imposed by any Tax Authority to the transfer prices reported by any of the Group Companies;

(g)                        any and all Taxes due on the basis of section 34 (recipients’ liability) and section 35 (chain liability) of the Dutch Collection Act 1990 (Invorderingswet 1990) including any other levies, duties and other costs, which the Purchaser is obliged to pay to any Governmental Entity.

(h)                       all and any claims made by the collector of direct Taxes and indirect Taxes in the context of the chain and recipients’ liability, as well as any recovery claims based on such liabilities by subcontractors charged with (part of) the work; and

(i)                           all and any claims related to the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen) and the Dutch Placement of Personnel by Intermediaries Act (Wet allocatie arbeidskrachten door intermediairs).

(a payment due by the Sellers pursuant to this paragraph, a Tax Indemnity Payment).

17.2                                 Exclusions

A Tax Indemnity Payment shall not be considered due if and to the extent a provision for the Tax Liability giving rise to the Tax Indemnity Payment was (i) included in the Final Interim Accounts and/or (ii) made in the ordinary course of the Business between the Effective Date and the Completion Date.

17.3                                 No limitation for rights against other persons

The liability of the Sellers to make any payment pursuant to this Clause 17 shall not be affected by any right the Purchaser or any Group Company may have against any other person.

18                                           DUE DATE FOR PAYMENT

18.1                                 Due date

The ultimate due date for any payments by the Sellers under Clause 17 shall be:

(a)                       in case of actual payments of Tax (or any other amount giving rise to a Tax Indemnity Payment) as referred to in Clause 17.1: fifteen (15) Business Days prior to the latest date on which the actual payment of the relevant Tax or amount can be made without incurring interest and penalties in respect thereof; and

(b)                       in case of a loss of Relief as referred to in Clause 17.1: thirty (30) Business Days after the Parties agree upon the amount of the loss of Relief.

19                                           PROCEDURES FOR TAX CLAIMS

19.1                                 Notification

The Parties shall forthwith after becoming aware of a Tax Claim or of any event that could lead to a Tax Claim inform the Purchaser or the Sellers, as the case may be, thereof in writing, setting forth any and all relevant details in respect of such Tax Claim or such event. Such a notification given within such period shall be considered a notification within the meaning of section 7:23(1) of the DCC. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken.

19.2                                 Conditions for Sellers’ co-ordination

The Parties agree that the Sellers shall co-ordinate all communication with the applicable Tax Authority under the following conditions:

(a)                       the Sellers shall keep the Purchaser informed of all developments and events relating to a Tax Claim;

(b)                       the Sellers shall prepare and file the requisite notifications and/or other documents (the Tax Documents) in co-operation with the Purchaser and the Group Companies;

(c)                        the Sellers shall not take any positions in the Tax Documents that could have an adverse effect on Tax position of the Purchaser and/or the Group Companies;

(d)                       before making any filings of Tax Documents with any Tax Authority, a draft of the relevant requisite Tax Document shall be submitted by the Sellers to the Purchaser (or such advisers as it shall nominate) at least fifteen (15) Business Days before its intended filing or submission;

(e)                        the Purchaser and its advisers shall in addition hereto be given access to all information necessary to determine its accuracy;

(f)                         if, within ten (10) Business Days of receiving any such draft, the Purchaser makes any comments, corrections or additions in respect of the draft Tax Document to the Sellers those comments, corrections and additions shall, to the extent that they are reasonable, be reflected in the relevant Tax Document before filing hereof;

(g)                        despite the fact that the Sellers co-ordinates communications with the Tax Authority, the Purchaser shall always be entitled, but not obliged, to participate in any proceedings, meetings or other communications that may have impact on the Tax Claim; and

(h)                       the Sellers shall not take positions which could have a negative effect on the pre-Completion Tax position of the Group Companies and shall not settle or otherwise compromise any Tax Claim relating to a pre-Completion period with respect to the Group Companies without first obtaining the written consent of the Purchaser, such consent not to be unreasonably withheld.

19.3                                 Purchaser to co-ordinate

If the Parties do not agree on the course of action to be taken in relation to a Tax Claim, the Purchaser shall, at its sole discretion, be entitled to take, or procure the relevant Company to take, any action necessary to defend the Tax Claim, and to avoid, dispute, deny, defend, resist, appeal, compromise, contest or settle the claim in any manner that the Purchaser deems appropriate. The Purchaser shall use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Tax Claim as low as possible and the interests of the Purchaser and the Group Companies to maintain good business relations with any Tax Authority.

19.4                                 Co-operation

The Parties will co-operate with each other in dealing with any Tax Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Tax Claim or otherwise required by Applicable Laws or stock exchange rules.

19.5                                 Tax Audit

The above Clause 19.1 through 19.4 relating to a Tax Claim shall apply mutatis mutandis to any Tax Audit.

20                                           LIABILITY

20.1                                 Each of the Sellers and the Purchaser acknowledge and agree that any payments for Damages in relation to (i) the indemnities set out in Clause 16 and 17 and (ii) the Sellers’ Warranties set out Annex 13.1 and (iii) a Sellers’ Breach will be borne by the Sellers severally, on a 50/50 basis, and not jointly.

20.2                                 Each of the Sellers acknowledges and agrees that the Sellers costs and/or expenses related to or in connection with this Agreement will be borne by the Sellers on a 50 /50 basis.

20.3                                 Mr D. Lewis is severally and jointly liable (hoofdelijk aansprakelijk) for any and all obligations of Lewis and Mr A. Hardenberg is severally and jointly liable (hoofdelijk aansprakelijk) for any and all obligations of Hardenberg, if any, vis-à-vis the Purchaser under this Agreement.

21                                           POST COMPLETION COVENANTS

21.1                                 No compete and non-solicitation

21.1.1                       Each of the Sellers, Mr D. Lewis and Mr A. Hardenberg (together the Shareholders) covenants with the Purchaser and for the benefit of the Group Companies that it shall not, for its own account or jointly with another person, directly or indirectly, for or on behalf of any person, as principal, agent or otherwise:

(a)                       for a period of two (2) years after Completion, either alone or jointly with a person, directly or indirectly, be involved in any business, be engaged in, own, control or provide any advice or assistance to any person that is engaged in the developing and/or organizing of music events in the Territory; or

(b)                       for a period of two (2) years after Completion, either alone or jointly with a person, directly or indirectly, induce, attempt to or assist to induce in any manner, any customer, supplier or person otherwise doing business with any of the Group Companies to terminate his relationship with any of the Group Companies or take any action that may result in the impairment of such relationship or assist or cause or attempt to assist any competitor of any of the Group Companies in the developing and/or organizing of music events referred to in paragraph (a) of this Clause 21.1.1; or

(c)                        for a period of two (2) years after Completion induce or attempt to induce in any manner, any director or employee or any distributor or commercial agent of any of the Group Companies and in Territory to leave the employment of the Group Companies or of Purchaser, or employ or engage any such person within one (1) year of the effective termination of his relationship with any of the Group Companies, or take any action that may result in the impairment of the relationship between such director, employee or distributor or commercial agent and any of the Group Companies; or

(d)                       after Completion use or (insofar as it can reasonably do so) allow to be used (except by the Group Companies) any trade name used by the Group Companies at Completion or any other name intended or likely to be confused with such a trade name.

For the avoidance of doubt, the following activities are excluded from the limitations as set out in this Clause 21.1.1:

i.                               activities of the Shareholders for any of the Group Companies pursuant to the Management Agreements; and/or

ii                               the current involvement of Mr D. Lewis in the David Lewis Companies, provided however that Mr D. Lewis covenants with the Company for the benefit of the Group Companies that he in person shall not directly or indirectly perform and/or encourage to perform any of the activities and/or actions as set out in this Clause 21.1.1 for the David Lewis Companies;

it being understood that (i) other than the current involvement of Mr D. Lewis in the David Lewis Companies as set forth above, the David Lewis Companies do not fall under the scope of this Clause 21.1.1 and (ii) the Parties, Mr D. Lewis and Mr A. Hardenberg hereby acknowledge and agree that notwithstanding the above, neither the Shareholders nor any of their Affiliates or the David Lewis Companies shall use the assets (including any business functions (booking or touring)) of the Company for any of their own activities.

For the purposes of this Clause:

(a)                       a person is involved in a business if he acts as a principal or agent or if:

(i)                          he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business or has a financial interest in such business; or

(ii)                       he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, except for an interest in stock-exchanged listed shares which does not exceed five per cent. (5%) of the issued share capital of such person or such an interest in a mutual fund with a bank which is held purely for investment purposes and which do not confer upon the Shareholders, directly or indirectly, any influence or management function, or any other right or opportunity to influence the operations of the undertaking in which such interest is held.

(b)                       reference to Group Companies include their successors in business.

21.1.2                       Each of the restrictions in each paragraph or subclause above shall be enforceable by the Purchaser independently of each of the other restrictions and its validity shall not be affected if any of the other restrictions proves to be invalid.

21.1.3                       Each of the Shareholders recognizes the importance of the covenants contained in this Clause 21.1 and acknowledges that, based on their experience as (indirect) owner and manager of any of the Group Companies, the restrictions imposed herein are (i) reasonable as to scope, time and area, (ii) necessary for the protection of the legitimate business interests of the Purchaser and the Group Companies, including trade secrets, goodwill, and its commercial relationships, (iii) not unduly restrictive of the Shareholders rights and (iv) supported by adequate consideration.

21.1.4                       Each of the Shareholders will forfeit to the Purchaser or, at the Purchaser’s direction, to the Group Company designated by the Purchaser, a penalty in the amount of EUR 100,000 (in words: one hundred thousand euro)] for each breach of any of their respective obligations under Clause 21.1 and, furthermore, a penalty in the amount of EUR 5,000 (in words: five thousand euro) for every day that such breach persists, commencing on the first day after notification by the Purchaser of the applicable breach. Penalties under this Clause 21.1.4 shall be forfeited in addition to and without prejudice to any other rights the Purchaser or the Company may have, including but not limited to the right to claim Damages in excess of the stated penalties or the right to claim specific performance (nakoming). In this regard the Parties acknowledge that the stated amount of the penalties represents an agreed reasonable pre-estimate of the Damages assumed to be suffered by the Purchaser or the Company.

21.1.5                      If any of the Shareholders or any of their Affiliates commits a breach or threatens to commit a breach of any of the provisions of this Clause 21.1, the Purchaser shall have the right and remedy, in addition to any others that may be available, to have the provisions of this Clause 21.1, specifically enforced, through injunctive or other relief.

21.2                                 Further assurances

21.2.1                       In the period after Completion, the Sellers shall do or procure to be done all such acts or things necessary or appropriate to procure that (to the extent not already done):

(a)                       as soon as possible but in any event within thirty (30) Business Days after Completion, all Employees except for such Employees which are not directly involved in organizing music events (i.e. administrative personnel) will have entered into an addendum to their employment agreement, including proper intellectual property-, non-solicitation and relationship clauses;

(b)                       as soon as possible but in any event within sixty (60) Business Days after Completion, each Group Company will have: (i) adopted and implemented adequate written anti-bribery policies, anti-money laundering policies and customer identification programs that comply with the relevant Applicable Laws, and (ii) devised and set up systems of internal control in relation thereto that comply with the Applicable Laws;

(c)                        the Management Board shall, as soon as possible (and in any event within thirty (30) Business Days after Completion), adopt a budget for the financial year 2015, which is reasonably acceptable to the Purchaser;

(d)                       as soon as possible but in any event within thirty (30) Business Days after Completion, the Parties shall consult with each other on if and how to approach the other shareholders of Kingsland Festival B.V. with respect to any rights they may have with respect to a change of control in relation to the Company;

(e)                        as soon as possible but in any event within thirty (30) Business Days after Completion, the Sellers shall deliver to the Purchaser written confirmation that Ms A. Jacobs, Ms J. Kendall, Ms D. Stokman and Ms E. den Uijl and their spouses (if applicable) acknowledge that they waive their right of participation in (i) pension arrangements and previous pension arrangements, and (ii) any collective labour agreement, from the commencement of their employment with any of the Group Companies, in form and substance reasonably acceptable by Purchaser, the Purchaser shall provide all reasonable cooperation in order to facilitate the carrying out of the steps and actions contemplated by this Clause 21.2.1. The Company shall bear all costs associated with the carrying out of the steps and actions contemplated by this Clause 21.2.1.

21.2.2                       Prior to, on or after Completion each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other Party within the power of influence of the relevant Party) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order to give full effect to this Agreement.

21.2.3                       Each of the Sellers shall provide all cooperation reasonably requested by the Parent in connection with the Parent reporting the transaction subject to this Agreement in accordance with Applicable Laws.

21.2.4                       Each of the Sellers agrees that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of any other party, including, without limitation, the members, directors, officers, and employees of the Parent.

22                                           CONFIDENTIALITY

22.1                                 Subject to Clause 22.2, the Parties (i) shall treat as strictly confidential all non-public information whether in writing, oral or otherwise received or obtained in respect of the subject matter of this Agreement and all transactions contemplated hereby and (ii) shall not, and shall not permit their Affiliates to, make any announcement or circular in respect of the subject matter of this Agreement and all transactions contemplated hereby, without the prior written consent of the other Party not to be unreasonably withheld.

22.2                                 Clause 22.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)                       the disclosure or use is required or is deemed by counsel to be necessary or desirable by Applicable Laws or any recognized stock exchange on which the shares of any Party are listed;

(b)                       the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)                        the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of Clause 22.1 in respect of such information as if they were a party to this Agreement; or

(d)                       the other Party has given prior written approval to the disclosure or use.

provided that prior to disclosure or use of any information pursuant to Clause 22.2(a) and 22.2(b) the Party concerned promptly notifies the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

22.3                                 Each of the Sellers acknowledges that it is in possession of confidential information concerning the business of the Parent. Except as otherwise required by Applicable Laws, each of the Sellers, shall, and shall cause its respective Affiliates and Representatives to, (i) treat confidentially and not disclose all or any portion of such confidential information, or (ii) not use such confidential information for the benefit of themselves or any other person. Each of the Sellers acknowledges and agrees that such confidential information is proprietary and confidential in nature and part of the business of the Parent. If any of the Sellers, or any of its respective Affiliates or Representatives is requested or required to disclose (after such Sellers has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Parent about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the confidential information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), such Sellers, shall, or shall cause its respective Affiliates or Representatives to, provide the Parent with prompt written notice of such request so that the Parent may, at its own expense, seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, a Seller or its respective Affiliate or Representative may disclose only that portion of the confidential information which such person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Seller shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information so disclosed. Each of the Sellers further agrees that, from and after the Completion Date, such Sellers and its respective Affiliates and Representatives, upon the reasonable request of the Parent, promptly will deliver to the Parent all documents, or other tangible embodiments in its possession, constituting confidential information or other information with respect to the business of the Parent.

23                                           ACKNOWLEDGEMENT IN RELATION TO THE CONSIDERATION SHARES

23.1                                 Each of the Sellers understands that the Consideration Shares have not been registered under the Securities Act of 1933, as amended (the Securities Act), on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and/or Regulation S and the applicable state securities laws (the State Laws) and that the reliance of the Parent on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Clause 23.

23.2                                 Each of the Sellers (i) acknowledges that the Consideration Shares have not been registered under the Securities Act and the State Laws, and that the Consideration Shares must be held indefinitely by it unless it is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Consideration Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; and (iii) is aware that Rule 144 is not presently available for use by the Parent for the offering of the Consideration Shares.

23.3                                 Each of the Sellers is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

23.4                                 Each of the Sellers can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. Each of the Sellers has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to the Parent answered in full, and has been furnished all requested materials relating to the Parent, the offering of the Consideration Shares.

23.5                                 The Consideration Shares shall not be transferable for a period of six (6) months, as set out in the Lock-up Agreement, except upon the conditions specified in this Clause 23, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Consideration Shares. The Sellers will not transfer any of the Consideration Shares in violation of the provisions of any applicable U.S. federal or state or other Applicable Laws regarding securities.

23.6                                 Each of the Sellers acknowledges that the Consideration Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

23.7                                 Each of the Sellers acquires the Consideration Shares for investment purposes only, for its own account, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

23.8                                 The offer of the Consideration Shares to the Sellers is not made by any public or general means or pursuant to any public or general solicitation.

23.9                                 Each of the Sellers:

(a)                       is not a “U.S. Person” (as defined in Regulation S, promulgated under the Securities Act), was not formed under the Laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(b)                       does not acquire the Consideration Shares for the account or on behalf of any U.S. Person;

(c)                       was outside the United States at the time the offer to purchase the Consideration Shares was received and as of the date hereof;

(d)                      does not acquire the Consideration Shares for the purpose of sale or distribution in the United States in a manner that does not comply with the requirements of Regulation S;

(e)                        acknowledges that the Consideration Shares bear a restrictive legend to this effect that the Parent might, in order to approve removal of the restrictive legend from certificates evidencing the Consideration Shares, require from the Seller (i) certain written representations to indicate that a sale of the Consideration Shares was made in a transaction that complies with the provisions of Regulation S, pursuant to a registration of the Consideration Shares under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act and (ii) a legal opinion that removal of the legend is appropriate;

(f)                         acknowledges that the Consideration Shares are not permitted to be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act;

(g)                        has not made any pre-arrangement to transfer any of the Consideration Shares to a U.S. Person or to return any of the Consideration Shares to the United States securities markets (which includes short sales and hedging transactions in the United States within the periods restricted under Regulation S) and does not acquire the Consideration Shares as part of any plan or scheme to evade the registration requirements of the Securities Act;

(h)                       has not engaged in any “directed selling efforts” (as defined in Regulation S) in the United States regarding any of the Consideration Shares and has not engaged in any act intended to or that reasonably might have the effect of preconditioning the United States market for the resale of any of the Consideration Shares;

(i)                           is not a “distributor” (as defined in Regulation S) and is not an officer, director, or “affiliate” (as that term is defined in Rule 405 under the Securities Act) of any of the Parent or an “underwriter” or “dealer” (as such terms are defined in the federal securities Laws of the United States); and

(j)                          does not have a short position in, or other hedged position with respect to, any of the Consideration Shares or any other securities in the Parent.

23.10                          At the time that the Sellers acquire the Consideration Shares, each of the Sellers is entitled to acquire the Consideration Shares under the Applicable Laws of all relevant jurisdictions that apply to that Seller and has fully observed such Applicable Laws and complied with all necessary formalities.

23.11                          The Sellers shall hold the Consideration Shares free and clear of all Encumbrances.

23.12                         Parent confirms that although the Consideration Shares are unregistered, they become freely tradable by Sellers after the Lock up Period, subject to the terms of the Agreement and subject to Applicable Laws. The Sellers acknowledge that unregistered shares as the Consideration Shares are freely tradable, subject to Applicable Laws.

24                                           COSTS AND EXPENSES

24.1                                 Costs and expenses

Save as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers, incurred in connection with the preparation, negotiation and signing of this Agreement, it being understood that such costs of the Sellers up to a maximum amount of EUR

200,000 (in words: two hundred thousand euro) in the aggregate ex VAT shall be reimbursed to the Sellers after the Sellers have delivered written evidence (for example, through submission of detailed invoices) of the costs so incurred to the Purchaser.

24.2                                 Notarial deed of transfer and issuance of Consideration Shares

The costs and expenses of (i) the notarial deed of transfer related to this Agreement and other notarial documentation required to give effect to the transfer of the Shares and (ii) the issuance of the Consideration Shares, shall be borne by the Purchaser.

25                                           PAYMENTS

25.1                                 Bank accounts

Unless expressly stated otherwise, all payments to be made under this Agreement shall be made in Euros:

(a)                       if to the Sellers, to the Sellers’ Account;

(b)                       if to the Purchaser, to the Purchaser’s Account; and

(c)                        if to the Notary, to the Notary Account.

25.2                                 Interest

Save as expressly otherwise provided in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement (for the avoidance of doubt including any payment obligations of the Purchaser in relation to a Deficit), it shall pay interest at a rate equal to the cost of capital of the Parent from time to time on that sum from the date on which payment is due until the date of actual payment (for the avoidance of doubt including in relation to a repurchase of Deficit Shares) (as well after as before judgment), which interest shall accrue from day to day and be compounded quarterly.

25.3                                 No counterclaim or set-off

All payments made by the Sellers under this Agreement shall be made free of any counterclaim or set off and without deduction or withholding of any kind other than any deduction or withholding required by law, it being understood that without prejudice to any other remedies the Purchaser may have:

(a)                       each Seller shall be entitled, as a continued security for the due and punctual fulfilment by the Purchaser of its obligations and liabilities under this Agreement, to set off any liability of such Seller to the Purchaser under this Agreement (including any obligation to repay Leakage) with the obligation of the Purchaser to procure payment of the Preferred Payment as set out in Clause 4; and

(b)                       the Purchaser shall be entitled, as a continued security for the due and punctual fulfilment by the Sellers of their obligations and liabilities under this Agreement, to set off any liability of each of the Sellers to the Purchaser under this

Agreement (including any obligation to repay Leakage) with the obligation of the Purchaser to procure payment of the Preferred Payment as set out in Clause 4, by decreasing each Installment on a pro rata basis. The Parties acknowledge and agree that if the Total Leakage Amount exceeds the Preferred Payment such excess will be paid by the Sellers to the Purchaser.

25.4                                 Set-off Consideration Shares

25.4.1                       Notwithstanding the provision of Clause 25.3, in the event the liability of the Sellers towards to Purchaser under this Agreement exceeds an amount equal to the outstanding Preferred Payment and such liability of the Sellers towards the Purchaser has been fully set off with the outstanding Preferred Payment in accordance with Clause 25.3(b), and to the extent the Sellers still have possession of the Consideration Shares, the Sellers are entitled to request the Parent, subject to and in accordance with the provisions of Clause 23, to acquire a number of Consideration Shares against a price equal to an amount of USD 5.56 (in words: five United States Dollars and fifty six United States Dollar cents) per Consideration Share (the Consideration Shares Set-off Right).

25.4.2                       The Sellers may exercise the Consideration Shares Set-off Right, subject to the terms and conditions as set out in this Clause 25.4, by sending the Purchaser a written notice confirming the exercise of the Consideration Shares Set-off Right and stating the number of Consideration Shares it wishes the Parent to accept for cancellation (the Set-off Consideration Shares, and such notice the Set-off Notice).

25.4.3                       In the event the Sellers exercise the Consideration Shares Set-off Right, Parent shall be obliged to accept from the Sellers for cancellation and the Sellers shall be obliged to transfer the Set-off Consideration Shares to the Parent at a price equal to USD 5.56 (in words: five United States Dollars and fifty six United States Dollar cents) per Consideration Share within forty-five (45) Business Days after receipt of the Set-off Notice, subject to the terms and conditions of this Clause 25.4. For the avoidance of doubt, the consideration for the Consideration Set-off Shares shall be set-off against the relevant payment obligations of the Sellers vis-à-vis the Purchaser, as referred to in Clause 25.4.1.

26                                           ASSIGNMENT

26.1                                None of the Parties shall be entitled to assign (or cause to be transferred, whether by specific or general title) this Agreement or any of its rights hereunder, or transfer any of its duties or obligations under this Agreement, or create any Encumbrance on its rights hereunder, without the prior written consent of the Sellers (in case of assignment by the Purchaser) or the Purchaser (in case of assignment by any of the Sellers), provided that the Purchaser shall be entitled to assign this Agreement to any company directly or indirectly wholly owned by the Purchaser provided such company remains directly or indirectly wholly owned by the Purchaser.

26.2                                 Any purported assignment, transfer or Encumbrance in contravention of this Clause 26.1 shall be deemed to be null and void.

27                                           ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, oral or written between parties, with respect to the subject matter of this Agreement other than as referred to in this Agreement.

28                                           AMENDMENTS

This Agreement may not be amended, supplemented or terminated nor may any provisions thereof be waived except by a written instrument signed by the Parties.

29                                           WAIVER

Except as expressly stated otherwise in the Agreement, no omission or delay on the part of any Party in exercising any right, power, or remedy under this Agreement, shall prejudice or impair such right, power or remedy or be construed as a waiver thereof. Any single or partial exercise of such right, power or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

30                                           NO THIRD PARTY BENEFICIARIES

This Agreement is concluded for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and nothing herein is intended to nor shall implicitly confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent expressly stated otherwise in this Agreement.

31                                           INVALIDITY

If any of the provisions (or any part of a provision) of this Agreement, or the applicability thereof to any Party or circumstance, shall be found by a court, arbitrator or other Governmental Entity to be void or unenforceable or in conflict with the Applicable Laws of any state or jurisdiction it shall be deemed severed from this Agreement and it shall not affect or impair:

(a)                       the legality, validity or enforceability in that jurisdiction of any other provision (or the remaining part of the relevant provision) of this Agreement; or

(b)                       the legality, validity or enforceability under the Applicable Laws of any other relevant jurisdiction of that or any other provision of this Agreement.

The subject provision shall be replaced by a valid, legal and enforceable provision which, seen in the context of this Agreement as a whole, approximates as close as possible to the original intent of the Parties and of the subject provision.

32                                           NOTICES

32.1                                 Any Notice shall be in writing and sent to the address or facsimile number of such other Party set out below or at such other address as the Party to be given Notice may have notified to the other Parties from time to time:

If to the Sellers:

Name:	Lewis Holding B.V.
Attn:	Mr D.F.M. Lewis
Address:	Johannes Verhulststraat 126-2 1071 NM Amsterdam, the Netherlands

Name:	Mountain B.V.
Attn:	Mr A.J. Hardenberg
Address:	Siciliëboulevard 214, 3059 XT Rotterdam, the Netherlands

If to Purchaser:

Name:	SFXE Netherlands Holdings B.V.
Attn:	General Counsel
Address:	Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands

If to the Parent:

Name:	SFX Entertainment, Inc.
Attn:	General Counsel
Address:	430 Park Avenue, 6th floor, New York, New York 10022 USA

If to the Company:

Name:	Alda Holding B.V.
Attn:	Mr A.J. Hardenberg
Address:	Anthony Fokkerweg 61, 1059 CP Amsterdam, the Netherlands

32.2                                 Deemed delivery

Any Notice shall be delivered by hand or courier, or sent by registered post or facsimile, and shall be deemed to have been received or served upon receipt or refusal thereof.

32.3                                Formal service of documents

The provisions of Clause 32.1 and 32.2 shall not apply in relation to the formal service of documents for the purpose of litigation.

33                                           NOTARIAL INDEPENDENCE

The Parties acknowledge that the Notary works with Loyens & Loeff N.V., the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby expressly agree that:

(a)                       the Notary shall execute any notarial deeds related to this Agreement; and

(b)                       the Purchaser is assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

34                                           NO RIGHT TO RESCIND OR NULLIFY AGREEMENT

Except as otherwise provided for in this Agreement, to the extent permitted by Applicable Laws, the Parties hereby waive their rights, if any, to annul, rescind or, after Completion, nullify, in whole or in part (gehele danwel partiële ontbinding en vernietiging), or to demand in legal proceedings the rescission (ontbinding) in whole or in part, or, after Completion, nullification (vernietiging) of, this Agreement, whether on the basis of error (dwaling) or otherwise, or to cancel or terminate (opzeggen) this Agreement.

35                                           GOVERNING LAW AND DISPUTES

35.1                                 Governing law

This Agreement shall be governed by and construed in accordance with the Applicable Laws of the Netherlands, without giving effect to the principles of conflict of laws thereof.

35.2                                 Disputes

Any dispute arising out of or in connection with this Agreement or any further agreement resulting from this Agreement, including questions in respect of the authority of the arbitrators or any injunctive relief or any other provisional measures, will be submitted to, resolved and finally and exclusively settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three (3) arbitrators appointed in accordance with those rules. At least one (1) arbitrator will be qualified as an experienced senior commercial practicing lawyer (advocaat). The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide in accordance with the rules of the laws of the Netherlands (naar de regelen des rechts). The Netherlands Arbitration Institute may not have the arbitral judgment published. Consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided for in article 1046 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering), is excluded.

36                                           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original. All the counterparts together shall constitute one and the same instrument and may be exchanged between the Parties by fax or by email as a PDF document.

37                                           EXCHANGE RATE

Where it is necessary to determine any monetary limit, threshold or amount for the purposes of this Agreement and the relevant monetary limit, threshold or amount is expressed in a currency other than Euros, the value of each limit, threshold or amount, as the case may be, shall be translated into Euros at the Exchange Rate on the date of occurrence of the event or circumstances bearing reference to the limit, threshold or amount to be so determined provided that should the event or circumstance relate to a period of more than one (1) day, then the applicable Exchange Rate shall be the average of the Exchange Rate over the duration of the event or circumstance.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

ANNEXES, SCHEDULES AND SIGNATURE PAGE(S) TO FOLLOW

ANNEX 1.1 — DEFINITIONS

2013 Accounts

means the Company’s reviewed consolidated annual accounts in respect of the period of 1 January 2013 up to and including 31 December 2013 consisting of a balance sheet, a cash flow statement and a profit and loss account together with explanatory notes thereto and a director’s report of the Company’s board of managing directors accompanied by a compilation statement (samenstellingsverklaring), all prepared in accordance with Dutch GAAP and adopted by the general meeting of shareholders of the Company;

2019 EBITDA	means the EBITDA of the Group Companies in respect of the period starting on 1 January 2019 up to and including 31 December 2019;

Accounting Principles	means the accounting policies, practices, principles and treatments of the Group Companies as consistently applied prior to the Completion Date in accordance with Dutch GAAP;

Accounts	means the 2013 Accounts and the Interim Accounts;

Actual Working Capital	has the meaning ascribed thereto in Clause 3.3.8;

Additional Leakage	means any Leakage, except for the Leakage Amount that has been notified by the Seller to the Purchaser pursuant to the Leakage Notice;

Additional Leakage Amount	has the meaning ascribed thereto in Clause 11.3.1;

Affiliate

means: (i) in relation to any person other than an individual, any person which is Controlled by, Controls or is under common Control with, such person; and (ii) in relation to an individual, his close relatives. For the purposes of this definition, close relatives means, in relation to any individual (i) his spouse and children (including step children), (ii) the trustees, acting in their capacity as such trustees, of any trust of which he is a beneficiary and/or his spouse and/or children (including step children), or in the case of a discretionary trust, is a discretionary object; and (iii) any person of which he and/or his spouse and/or children (including step children) has Control;

Agreement	means this agreement and all of its Annexes, appendices, Schedules and Recitals, as it may be supplemented or amended from time to time by the Parties in accordance with the terms hereof;

Annex	means the annexes attached to this Agreement;

Annual Accounts

means the Company’s audited consolidated annual accounts in respect of any period starting on 1 January of a certain year up to and including 31 December of that year consisting of a balance sheet, a cash flow statement and a profit and loss account together with explanatory notes thereto and a director’s report of the Company’s board of managing directors accompanied by a compilation statement (samenstellingsverklaring), all prepared in accordance with Dutch GAAP and adopted by the general meeting of shareholders of the Company;

Applicable Laws

means with respect to the relevant subject matter or person, any and all governmental (whether national, supranational, state, provincial, local or any other level), quasi-governmental, or self-regulatory body’s laws, regulations, ordinances, rules and any other provisions that are mandatory;

Articles of Association	means the articles of association of the Company, substantially in the form attached hereto as Annex 12.3;

Assets	means all assets of the Company which are reflected in the 2013 Accounts;

Balance Sheet Date	means 31 Augustus 2014;

Base Purchase Price	has the meaning ascribed thereto in Clause 3.1;

Best Knowledge	has the meaning ascribed thereto in Clause 13.2;

Business	has the meaning ascribed thereto in Recital (C) to this Agreement;

Business Day	means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in Amsterdam (the Netherlands) and New York (United States of America);

Cash	means all cash in hand or cash deposited in bank accounts or cash equivalents held in the name of the Group Companies, less restricted cash;

Clause	means a clause of this Agreement;

Company	has the meaning ascribed thereto in the introduction of this Agreement;

Completion	means the transfer of the Shares and the payment of the Initial Purchase Price under the terms and conditions of this Agreement;

Completion Date	means 24 November 2014;

Consideration Payment	has the meaning ascribed thereto in Clause 3.1(a);

Consideration Shares	has the meaning ascribed thereto in Clause 3.1(b);

Consideration Share Market Price	has the meaning ascribed thereto in Clause 7.1.3.2;

Consideration Shares Set-off Right	has the meaning ascribed thereto in Clause 25.4.1;

Control

means: (i) the ownership or control (directly or indirectly) of more than 50% of the ownership interests of the relevant person; or (ii) the right to appoint or remove (or the ability (whether in law or fact) to direct the appointment or removal of) the members of the governing body of the relevant person holding a majority of the voting rights at meetings of the governing body on all, or substantially all, matters;

CS Call Option	has the meaning ascribed thereto in Clause 8.1.1;

CS Call Option Notice	has the meaning ascribed thereto in Clause 8.1.2.2;

CS Call Option Period	has the meaning ascribed thereto in Clause 8.1.2;

CS Call Option Price	has the meaning ascribed thereto in Clause 8.1.3.1;

CS Call Option Shares	has the meaning ascribed thereto in Clause 8.1.2.2;

CS Offer Notice	has the meaning ascribed thereto in Clause 9.1.1;

CS Offer Period	has the meaning ascribed thereto in Clause 9.1.1;

CS Offer Price	has the meaning ascribed thereto in Clause 9.1.3;

CS Offer Shares	has the meaning ascribed thereto in Clause 9.1.1;

CS Put Option	has the meaning ascribed thereto in Clause 7.1.1;

CS Put Option Notice	has the meaning ascribed thereto in Clause 7.1.2.2;

CS Put Option Period	has the meaning ascribed thereto in Clause 7.1.2.1;

CS Put Option Price	has the meaning ascribed thereto in Clause 7.1.3.1;

CS Put Option Shares	has the meaning ascribed thereto in Clause 7.1.2.2;

CS ROFR	has the meaning ascribed thereto in Clause 9.1.2;

Current Assets	means, as of any date, the current assets of the Group Companies calculated as of such date in accordance with Dutch GAAP consistently applied and as historically presented in the Accounts;

Current Liabilities	means, as of any date, the current liabilities of the Group Companies calculated as of such date in accordance with Dutch GAAP consistently applied and as historically presented in the Accounts;

Damages

means the aggregate of all payments necessary for the Purchaser Indemnified Parties to be brought in the financial position it would have been in, if the Warranty Breach had not occurred, inclusive all reasonable costs and expenses made and incurred by the Purchaser Indemnified Parties in connection therewith (inclusive the reasonable fees of outside advisors and legal counsel) all in accordance with section 6:96 et seq. of the DCC on a euro-for-euro basis without applying any multipliers;

Data Room

the data room prepared by the Sellers for the purpose of facilitating the Due Diligence Investigation and enabling the Purchaser, its Affiliates and their Representatives and advisers to evaluate the Shares and the Business, the Data Room index and DVD’s of which are attached as Schedule 1.1(b);

David Lewis Companies	means David Lewis Productions B.V., Armada Holding B.V. and Cloud 9 Holding B.V.;

DCC	means the Dutch Civil Code;

Debt Adjustment	has the meaning ascribed thereto in Clause 3.3.9;

Debt

means all (i) intra-group debt (unless otherwise agreed in writing by the Parties) and (ii) all interest bearing external debt including short term and] long-term interest bearing debts of any kind, financing payables, payables resulting from the acquisition of fixed assets, financial lease obligations, shareholder loans including accrued interest, promissory notes recourse or non-recourse factoring, liabilities on bill accepted and drawn, guaranteed indebtedness, prepayment penalties, contingent liabilities, accrued interest, hedging losses, corporate income tax obligations, all liabilities to the shareholders of the Business (including any declared but unpaid dividends and other distributions), loans payable to lessors, costs in connection with the Transaction and non-accrued incentive payments for the management of any of the Group Companies. For the avoidance of doubt, (i) Debt shall also include all items that are considered debt in the Accounts in accordance with Dutch GAAP and (ii) debt items taken into account in the determination of the Working Capital will not be taken into account in the determination of the Debt.;

Deed of Transfer	means a notarial instrument for the transfer of the Shares, in the agreed form attached hereto as Schedule 1.1(c);

Deficit	has the meaning given in Clause 4.5(b);

Deficit Notice	has the meaning ascribed thereto in Clause 4.5(b);

Deficit Shares	has the meaning ascribed thereto in Clause 6.2;

Difference	has the meaning ascribed thereto in Clause 3.3.9;

Disclosed Information

(i) all information in the Data Room, (ii) any other information made available to the Purchaser and its advisers in writing, (iii) all information included in the Disclosure Letter, all under (i), (ii) and (iii) as electronically stored on DVD’s attached as Schedule 1.1(b), and (iv) all information of the Group Companies available in the trade register of the Chamber of Commerce;

Disclosure Letter	means the letter from the Sellers to the Purchaser in the agreed form attached hereto as Schedule 1.1(a);

Dividend Payable	has the meaning ascribed thereto in Clause 4.3;

Due Diligence Investigation	has the meaning ascribed thereto in Clause 13.5(a);

EBITDA	means the EBITDA of the Group Companies as calculated on the basis as set forth in Annex 10.1;

Effective Date	means 1 September 2014, 0h01 hours;

Employee	means an employee of the Company or one of its subsidiaries,

that has an employment agreement with one of the Group Companies;

Encumbrance	means a mortgage, charge, pledge, lien or any other security interest of any kind (zakelijk zekerheidsrecht);

Event	means any transaction, event, act or omission and any transaction, event, action or omission deemed to occur for Tax purposes;

Estimated Balance Sheet	has the meaning ascribed thereto in Clause 3.3.2;

Estimated Base Purchase Price Adjustment	has the meaning ascribed thereto in Clause 3.3.2;

Estimated Working Capital	has the meaning ascribed thereto in Clause 3.3.2;

Exchange Rate

means, in relation to any currency to be converted into or from Euros for the purposes of this Agreement, the spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from Euros, as published in the London edition of the Financial Times published on the Business Day immediately prior to the relevant date or, where no such rate of exchange is published in respect of that date, at the rate quoted on the appropriate page of the Reuters screen as at the close of business in Amsterdam on the Business Day immediately prior to the relevant date;

Exceptional Items

means all items arising not in the ordinary course of the Business, including (without prejudice to the generality of the foregoing):

(a)                                 losses or proceeds on the disposal of tangible fixed assets;

(b)                                 release of credits resulting from overpayment by clients or failure to invoice suppliers;

(c)                                  proceeds received in connection with litigation (if and to the extent only in excess of the associated litigation costs) and excluding litigation regarding the collection of receivables; for the avoidance of doubt, any punitive or other special damages received therein shall be deemed an “Exceptional Item”;

(d)                                 losses incurred in connection with a litigation, if and to the extent such losses are the result of the payment of punitive or other special damages;

(e)                                  proceeds received under any other insurance policy if and to the extent only in excess of the replacement costs of the relevant insured asset;

(f)                                   insured losses, if and to the extent such insured losses exceed the insurance proceeds;

(g)                                  bona fide gifts or grants or awards, not in lieu of other consideration;

(h)                                 any foreign currency translation gains or losses;

(i)                                     any one-time nonoperational income or expenses;

(j)                                    release of any prior accruals;

(k)                                 any sums received by the Group Companies otherwise than as a result of normal trading activities or being an exceptional loss nor otherwise provided for herein;

(l)                                     interest (including in respect of any loans to the Purchaser at rates from time to time agreed) received by the Purchaser or any other member of the Group Companies, except for interest accrued on cash amounts required to carry out the Business in the ordinary course;

(m)                             cost associated with this Transaction;

(n)                                 any costs or charges relating to (i) reporting duties of the Group Companies, (ii) overhead or (iii) any services, between (an Affiliate of) the Parent and the Company, that are not consistent with past practice; and

(o)                                 depreciation and loss on the sale of financial assets,

for the avoidance of doubt, any losses or gains arising from bad debts are considered as arising in the ordinary course of Business;

Excess Payment	has the meaning ascribed thereto in Clause 4.6(a);

Expert	has the meaning ascribed thereto in Clause 3.3.5;

Fairly Disclosed

means disclosed in such way that a reasonably experienced purchaser reading the relevant document(s) would understand the nature and scope of such document(s) and the likely impact thereof on the Group Companies, whereby a mere reference to information or a document that is not in fact included in the Disclosed Information does not result in the document or information in it, to be Fairly Disclosed;

Final Interim Accounts	has the meaning ascribed thereto in Clause 3.3.4;

Foreign Country	has the meaning ascribed thereto in clause 10.2 of Annex 13.1;

Governmental Entity

means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter;

Group or Group Companies	has the meaning ascribed thereto in Recital (C) to this Agreement;

Hardenberg	has the meaning ascribed thereto in the introduction of this Agreement;

Installment	has the meaning given in Clause 4.2;

Initial Purchase Price	has the meaning ascribed thereto in Clause 3.1;

Intellectual Property Rights	means all the intellectual property rights as disclosed in the Disclosed Information;

Interim Accounts

means the Company’s consolidated annual accounts in respect of the period of 1 January 2014 up to and including 31 August 2014 consisting of a balance sheet, a profit and loss account and a cash flow statement together with explanatory notes thereto, all prepared in accordance with Dutch GAAP;

Interim Accounts Date	means 31 August 2014;

Interim Accounts Notice	has the meaning ascribed thereto in Clause 3.3.4;

Key Employees	means Mr D. Lewis and Mr A. Hardenberg;

Lawyer	has the meaning ascribed thereto in Clause 11.3.3;

Leakage

means, unless constituting Permitted Leakage, any of the following items occurring or having occurred in the period as of the Effective Date and up to and including the Completion Date:

(a)                                 any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of any share capital of any Group Company, in each case whether in cash or in kind, paid or made by any Group Company to or for the benefit of the Sellers and/or any of their respective Affiliates (excluding the Group Companies);

(b)                                 any payments (including interest or management fees, but excluding any payments made in the ordinary course of business) made or benefits or assets conferred by any Group Company to the Sellers and/or any of their respective Affiliates (excluding the Group Companies);

(c)                                  any waiver or forgiveness of any indebtedness or liability owed by or otherwise for the benefit of the Sellers and/or any of their respective Affiliates (excluding the Group Companies) to any Group Company, or any indebtedness or liability incurred by any of the Group Companies for no consideration or a consideration which is not at arm’s length to or otherwise for the benefit of the Seller and/or any of their respective Affiliates (excluding the Group Companies);

(d)                                 any bonus (in cash or in kind) paid or payable to any shareholder, director, employee, advisor or consultant of the Seller and/or any of their respective Affiliates or any of the Group Companies incurred or reimbursed by, or charged to, any of the Group Companies, as an incentive to complete, or triggered by, the Transaction;

(e)                                  any payments made, or costs, expenses or liabilities incurred, in relation to (the effectuation of) the Transaction (except to the extent such payments, costs, expenses or liabilities are for the Purchaser’s account or the Group’s account pursuant to the terms of this Agreement);

(f)                                   any liability pursuant to guarantees, indemnifications or securities granted by any Group Company and any liability incurred, assumed or indemnified for the benefit of any of the Sellers and/or their respective Affiliates;

(g)                                  any agreement or undertaking by any Group Company to do any of the items referred to in a. up to and including f. above; and

(h)                                 any Tax Liability in respect of any of the items referred to in a. up to and including g. above and / or minus any actual Tax benefits in respect of any of the items referred to in a. up to and including g. above;

Leakage Amount	means any amount of Leakage;

Leakage Notice	has the meaning ascribed thereto in Clause 11.2.1;

Leases	means all leases the Group Companies have entered into, as disclosed in the Disclosed Information;

Lewis	has the meaning ascribed thereto in the introduction of this Agreement;

Lock-Up Agreement	means the lock-up agreement to be entered into by and between the Parent and each of the Sellers in the agreed form attached hereto as Schedule 12.3(o);

LTM Accounts

means the consolidated management accounts in respect of any twelve (12) months period consisting of a balance sheet, a cash flow statement and a profit and loss account all prepared in accordance with Dutch GAAP;

LTM EBITDA	means the last twelve (12) months EBITDA in any twelve (12) months period;

Management Agreement	means the management agreement to be entered into by and between the Company and each of the Sellers in the agreed form attached hereto as Schedule 12.3(h);

Material Agreements	means all the agreements the Group Companies have entered into, as disclosed in the Disclosed Information;

Net Income	means the net income of the Company for any period starting

on 1 January of a certain year up to and including 31 December of that year as derived from the relevant Annual Accounts;

Notary	means Mr P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in Amsterdam;

Notary Account

means the trust account (kwaliteitsrekening) of the Notary (account number: 55.72.97.133 in the name of Loyens & Loeff Amsterdam Derdengelden Notariaat, Postbus 2888, 3000 CW Rotterdam at ABN AMRO Bank; Swift/BIC ABNANL2A; IBAN: NL 62 ABNA0557 2971 33;

Notice	means a notice to be given by a Party to another Party under this Agreement;

Ordinary Shares A	has the meaning ascribed thereto in Recital (A);

Ordinary Shares B	has the meaning ascribed thereto in Recital (A);

Ordinary Shares	means all issues and outstanding Ordinary Shares A and Ordinary Shares B, as adjusted from time to time;

Parent	has the meaning ascribed thereto in the introduction of this Agreement;

Parent Common Stock	has the meaning ascribed thereto in Clause 3.1(b);

Parent Deficit Notice	has the meaning ascribed thereto in Clause 6.2;

Party or Parties	has the meaning ascribed thereto in the introduction of this Agreement;

Permits	has the meaning ascribed thereto in clause 16.1 of Annex 13.1;

Permitted Leakage

means any management fees or salaries payable during the period as of the Effective Date and up to and including the Completion Date pursuant to management agreements and/or employment agreements as disclosed in the Disclosure Letter entered into by and between the Company and the shareholders of the Seller or any of their respective Affiliates;

Preferred Payment	has the meaning ascribed thereto in Clause 4.1;

Prefs A	has the meaning ascribed thereto in Recital (B);

Prefs B	has the meaning ascribed thereto in Recital (B);

Purchaser	has the meaning ascribed thereto in the introduction of this Agreement;

Purchaser’s Account	means the bank account of the Purchaser as specified by the Purchaser to the Notary, or the Sellers, as applicable, from time to time;

Purchaser Dilution Percentage	has the meaning ascribed thereto in Clause 6.2;

Purchaser Indemnified Parties	has the meaning ascribed thereto in Clause 16.1;

Purchaser’s Warranties	has the meaning ascribed thereto in Clause 13.6;

Put Deficit	has the meaning ascribed thereto in Clause 6.5;

Put Notice	has the meaning ascribed thereto in Clause 10.2.4;

Put Option	has the meaning ascribed thereto in Clause 10.1.1;

Put Option Period	has the meaning ascribed thereto in Clause 10.2.1;

Put Purchase Price	has the meaning ascribed thereto in Clause 10.2.1;

Put Shares	means all Ordinary Shares held by the Sellers;

Related Person	means any Affiliate and any other person or legal entity forming part of the group (as meant in section 2:24c DCC) of which the legal entity concerned forms part;

Relief

means any relief, allowance (including without limitation authorized or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or savings of Tax;

Representatives

means any and all persons authorized to represent the entity concerned, whether or not the authority is subject to limitations, as well as any of the professional advisors or other representatives (however named) of such entity;

Schedules	means the schedules attached to this Agreement;

Securities Act	has the meaning ascribed thereto in Clause 23.1;

Sellers	has the meaning ascribed thereto in the introduction of this Agreement;

Sellers’ Account	means the bank account of the Sellers as specified by the Sellers to the Notary, or the Purchaser, as applicable, from time to time;

Sellers’ Breach	means any breach by any of the Sellers under or in connection with this Agreement;

Sellers’ Group	means the Sellers and their Affiliates (other than the Group Companies) at any time before Completion;

Sellers’ Warranties	means the warranties included in Annex 13.1;

Set-off Consideration Shares	has the meaning ascribed thereto in Clause 25.4.2;

Set-off Notice	has the meaning ascribed thereto in Clause 25.4.2;

SFX Touring Business

means any single-artist or single act centered international tour with eight (8) or more dates in a given twelve (12) month period and with all dates held under the same name and/or concept, which are owned by the Parent or in respect to which tour the Purchaser has a right to exploit such tour as of the date hereof or in the future. For the avoidance of doubt, this shall not include tours that do not focus on an artist, including but not limited to Sensation or Life in Color;

Shareholders	has the meaning ascribed thereto in Clause 21.1.1;

Shareholders’ Agreement	means the Shareholders’ Agreement to be entered into by the Sellers, the Purchaser and the Company in the agreed form attached hereto as Schedule 12.3(m);

Shares	has the meaning ascribed thereto in Clause 2.1.2(b);

Shares 1	has the meaning ascribed thereto in Clause 2.1.2(a);

Shares 2	has the meaning ascribed thereto in Clause 2.1.2(b);

State Laws	has the meaning ascribed thereto in Clause 23.1;

Stock Market	has the meaning ascribed thereto in Recital (D);

Subsidiaries

means Mylocker B.V., Twisted Heads B.V., Alda Events B.V., Amsterdam Music Festival B.V., Kingsland Festival B.V., Alda Events North America Inc., A Day at the Park B.V., Electronic Family B.V. and Twisted Heads Events B.V.;

Subsidiary Shares	means the issued and outstanding shares in the share capital of the Subsidiaries;

Tax

means all forms of tax, levy, duty, impost, social security charges and contributions, health security contributions, any other contributions, any other obligations comparable to tax related ancillary obligations, withholdings of any nature whatsoever as well as special charges of any kind and other monetary obligations, together with all interest, penalties, additions, damage, fines, thereto, relating to any of them, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person;

Tax Audit	an investigation by any Tax Authority in connection with Tax relating to or affecting any of the Group Companies;

Tax Authority	means any Governmental Entity, taxing authority or other authority competent to impose or collect any Tax;

Tax Claim

means the issue of any notice, letter or other document by or on behalf of any Tax Authority (or the taking of any other action by or on behalf of any Tax Authority) from which notice, letter, document or action it appears that a Tax Liability is to be, or may come to be, imposed on or collected from any of the Group Companies;

Tax Documents	has the meaning ascribed thereto in Clause 19.2(b);

Tax Indemnity Payment	has the meaning ascribed thereto in Clause 17.1;

Tax Liability

means (i) any liability to make actual payments of Tax (or amounts in respect of Tax), regardless of whether any such liability shall have been discharged in whole or in part on or before Completion, and (ii) the loss of any Relief, including a loss as a result of the setting off of any Relief against income, profits or gains or against any Tax otherwise chargeable;

Tax Return	means any return, (including any information return), report, statement, declaration, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement relating to Tax;

Territory	means the world;

Total Leakage Amount	means the Leakage Amount together with the Additional Leakage Amount;

Transaction	means the sale and purchase of the Shares, on the terms and subject to the conditions of this Agreement;

Warranty Breach	has the meaning ascribed thereto in Clause 14.2;

Working Capital	means, as at any date, the working capital of the Group Companies comprising the items referred to in Annex 3.3.2 and unless otherwise noted means the Current Assets minus Current Liabilities; and

Working Capital Adjustment	has the meaning ascribed thereto in Clause 3.3.8.

ANNEX 13.1 — SELLERS’ WARRANTIES

1                                                  General

1.1                                        Each of the Sellers is a company duly incorporated and validly existing under the laws of the Netherlands.

1.2                                        Each of the Sellers has full corporate power and authority to enter into and perform its rights and obligations pursuant to this Agreement and each document to be executed at or before Completion to which the relevant shareholder of such Sellers is expressed to be a party.

1.3                                        Each of the Sellers has full power and authority to enter into and perform its rights and obligations pursuant to this Agreement and each document to be executed at or before Completion to which the relevant shareholder of such Sellers is expressed to be a party.

1.4                                        The entering into and performance of this Agreement (and each document to be executed at or before Completion to which the Sellers are expressed to be Parties) by the Sellers have been duly authorised by all required corporate action.

1.5                                        This Agreement and all other documents to be entered into by the Sellers in connection with this Agreement will, when executed, constitute legally valid and binding obligations on the Sellers, enforceable in accordance with their respective terms.

1.6                                        The entering into and performance of this Agreement by the Sellers does not and will not:

(a)                       conflict with, or constitute a breach of or a default under, any provision of:

(i)                          any of the articles of association or other constitutional and corporate documents of the Sellers or any Group Company;

(ii)                       to the Best Knowledge of the Sellers any agreement or instrument by which any of the Sellers is bound;

(iii)                    any law, order, judgement, decree or regulation (whether issued by any court, arbitration panel, or Governmental Entity) by which any of the Sellers or any Group Company is bound;

(b)                       to the Best Knowledge of the Sellers relieve any other party to an agreement with any Group Company of its obligations or to the Best Knowledge of the Sellers enable that party to vary or terminate its rights or obligations under that agreement, except as set out in the Disclosed Information;

(c)                        result in the creation or imposition of any right or any Encumbrance on any of the Lease, or Assets, rights or securities of any Group Company or the repayment of any indebtedness of any Group Company;

(d)                       require any consent, approval, authorisation of, or registration, designation, declaration or filing with, any Governmental Entity under any Applicable Laws.

1.7                                        Each of the Sellers is commercially solvent, meaning that they are able to pay their debts as and when they fall due in the ordinary course of business. The Sellers have not been dissolved nor is in the process of liquidation. No action or request is pending or to the Best Knowledge of the Sellers threatened (whether made by the Sellers or by any other person) to declare the Sellers insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate the Sellers and no facts or circumstances exist which would entitle any person to commence any of those proceedings in any jurisdiction against the Sellers.

1.8                                        To the Best Knowledge of the Sellers none of the Sellers is party to any transaction which is capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any bankruptcy or insolvency proceedings under any Applicable Laws, whether as transactions at undervalue, in fraud of or against the interests of creditors, against the corporate interest (ultra vires), or by way of fraudulent conveyance (pauliana) or similar concepts or legal principles under any Applicable Laws and no attachment on any of the Assets has been levied.

2                                                  Group Companies

2.1                                        Each of the Group Companies is a company duly incorporated and validly existing under the laws of the Netherlands.

2.2                                        Each of the Group Companies has full corporate power and authority to own its Assets and to carry on its business as conducted at present in each jurisdiction in which it conducts its Business.

2.3                                        Each of the Group Companies is commercially solvent, meaning that (i) it is able to pay its debts as and when they fall due in the ordinary course of business, (ii) it is not to be expected that it becomes unable to pay its debts when due and (iii) it is not over indebted. None of the Group Companies has been dissolved or is in the process of liquidation. No action or request is pending or to the Best Knowledge of the Sellers threatened (whether by any of the Group Companies or by any other person) to declare any of the Group Companies insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate any of the Group Companies and to the Best Knowledge of the Sellers no facts or circumstances exist which would entitle any person to commence any of those proceedings in any jurisdiction against any of the Group Companies.

2.4                                        To the Best Knowledge of the Sellers none of the Group Companies is party to any transaction which is capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any bankruptcy or insolvency proceedings under any Applicable Laws, whether as transactions at undervalue, in fraud of or against the interests of creditors, against the corporate interest (ultra vires), or by way of fraudulent conveyance (Pauliana) or similar concepts or legal principles under any Applicable Laws and no attachment on any of the Assets has been levied.

2.5                                        None of the Group Companies is party to a merger, split off or demerger within the meaning of Title 7 of Book 2 DCC or any other Applicable Laws.

2.6                                        Each of the Group Companies is registered in the trade register of the Chamber of Commerce or with any Governmental Entity or other authority or agency under the laws of its country of incorporation and in conformity with the extracts made available to the Purchaser. The information shown on the respective extracts is true, accurate, and not misleading. No notice has been received or allegation has been made that a registration is incorrect or should be rectified.

2.7                                        No Group Company:

(i)                          has any activities that do not relate directly or indirectly to the Business;

(ii)                       has any branch office or permanent establishment outside its principle place of business;

(iii)                    is (or has agreed to become) a member of any partnership or other unincorporated association, joint venture, alliance or consortium (other than recognised trade associations).

2.8                                        The Group Companies do not carry on Business under names other than their own respective registered corporate names.

2.9                                        No current or former officer, director, shareholder or Affiliate of any Group Company is now, or has been during the last three (3) fiscal years, (i) a party to any transaction or agreement with any Group Company having a value greater than EUR 50,000 (in words: fifty thousand euro), or (ii) indebted to any Group Company in an amount greater than EUR 50,000 (in words: fifty thousand euro) or (iii) the direct or indirect owner of an interest in any person which is a present competitor, supplier or customer of any Group Company, nor does any such person receive income from any source other than the Group Companies which should properly accrue to the Group Companies. No current or former Affiliate of any Group Company or any associate thereof is a guarantor or otherwise liable for any liability of any Group Company.

3                                                  Constitutional and corporate documents

3.1                                        The copies of the constitutional and corporate documents of the Group Companies, as referred to in the Disclosure Letter, are true, accurate and complete in all respects. No action has been taken to amend any of the constitutional and corporate documents.

3.2                                       All statutory books and registers of the Group Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3                                        All resolutions and other documents which any of the Group Companies or any of its directors, officers, agents or Employees are required by law to file or register or deliver to the Chamber of Commerce or with any other relevant Governmental Entity have been correctly made up, duly filed, registered and delivered.

4                                                  Shares; Subsidiary Shares

4.1                                        The authorised share capital of the Company amounts to EUR 90,000 (in words: ninety thousand euro), divided into nine hundred (900) shares with a nominal value of EUR 100 (in words: hundred euro) each.

4.2                                        The Sellers have full legal and beneficial title to and ownership of the Shares, free and clear of any Encumbrances and with full right and capacity to sell and transfer the Shares.

4.3                                        The Company has full legal and beneficial title to and ownership of all of those Subsidiary Shares, free and clear of any Encumbrance as per the Completion Date.

4.4                                        The Shares and the Subsidiary Shares are duly authorised, validly issued, fully paid up and are not repaid (openly or hidden) and no obligations exist for the holder of those shares to further contribute to the share capital (whether by subscription for further shares, by payment of share premium or otherwise), to provide loan financing to any Group Company, or to issue any guarantees of any kind on behalf of any of the Group Companies and there have been no hidden distribution of profits or hidden contribution in kind related to any of the Group Companies.

4.5                                        Prior to Completion there is no outstanding option, warrant, put, call, subscription, convertible or exchangeable security, right, bond, commitment or agreement of any character to which any of the Sellers or any Group Company is a party or by which the any of the Sellers or any Group Company is bound, obligating any of the Sellers or any Group Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares or other securities in or relating to the capital of any of the Group Companies or to create any Encumbrance, or obligating any of the Sellers or any Group Company to grant, extend, accelerate the vesting of, or enter into, any such option, warrant, put, call, subscription, convertible or exchangeable security, right, bond, commitment or agreement or to create any Encumbrance. There is no commitment to create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

4.6                                        There are no outstanding depository receipts (certificaten) issued by any of the Group Companies with or without the cooperation of such Group Companies.

5                                                  Conduct of business

5.1                                        Since the Effective Date:

(a)                       there has been no deterioration in the turnover, financial or trading position or the prospects of any of the Group Companies;

(b)                       there has been no deterioration in the values of any of the Assets or properties as a consequence of which the market value of any Asset or property is lower than the book value attributed to it in the 2013 Accounts;

(c)                        no fixed asset of any Group Company has been revalued and none of the Assets have otherwise been revalued in accordance with Dutch GAAP as it was applicable at the Balance Sheet Date;

(d)                       there has been no Leakage;

(e)                        no Key Employee of any of the Group Companies has resigned nor is there any indication that one or more Key Employees intend to resign.

5.2                                        Since the Effective Date, other than in the ordinary course of business none of the Group Companies:

(a)                       has terminated or otherwise lost the services of its directors, officers and Key Employees, and its business relationships with customers, suppliers and others having business dealings with each Group Company;

(b)                       has created, extended, granted, issued, allowed, or have agreed to create, extend, grant, issue or allow any Encumbrances over any of its Assets;

(c)                        has disposed of or grant any option or right of pre-emption (voorkeursrecht) in respect of any material part of its Assets;

(d)                       has created, issued, increased, acquired, reduced, repaid, redeemed or disposed of, or have agreed to create, issue, increase, acquire, reduce, repay, redeem or dispose of any shares or equity interests or securities convertible into shares or equity interests or loans;

(e)                        has given or transferred, or has agreed to give or transfer, any option in respect of any shares or loans;

(f)                         has incurred any liability with a value more than EUR 25,000 (in words: twenty-five thousand euro);

(g)                        has entered into any capital commitment that (i) individually exceeds EUR 10,000 (in words: ten thousand euro) or (ii) together with all other capital commitments entered into after the date of this Agreement exceeds EUR 30,000 (in words: thirty thousand euro);

(h)                      has increased, or agreed to increase the remuneration (including fringe, retirement, death or disability benefits) of any of its directors, officers or Employees, has declared any bonuses for any of its directors, officers or Employees or has made any material change in the provisions of employment of any of its directors officers or Employees or employ;

(i)                          has permitted any of their policies of insurance to lapse or to the Best Knowledge of the Sellers has done anything which would make any policy of insurance void or voidable or otherwise modified, cancelled or terminated any of their policies of insurance;

(j)                          has entered into or have ended any agreement, including any lease, hire purchase, instalment sale, insurance or license agreement;

(k)                       has incurred any indebtedness or assumed, guaranteed or otherwise became responsible for the obligations of, or made any loans or advances to, any other person, or made any payments out of or drawings on their respective bank accounts (except routine payments, consistent with past practice);

(l)                           has modified, amended, altered, revoked, rescinded, terminated or acted, or omitted to act, in any way which affects, or could affect, the provisions, validity or enforceability of any of their contracts, commitments, licences or agreements;

(m)                   has entered into any agreement or arrangement with the Seller or any of its Affiliates or have made any payment to the Seller or any of its Affiliates, except on arm’s length terms;

(n)                       has declared, paid or agreed to pay or declare any dividend or have made or agreed to make any distribution in kind, whether from capital or reserves, including the acquisition of own shares and the reduction of share capital or otherwise paid or agreed or to make any payments to the shareholders of the relevant Group Company;

(o)                       has changed or agreed to change the principal amount or otherwise amend the terms of any debt of the Group Companies;

(p)                       have made any change to its policy concerning the payment of creditors;

(q)                       has disclosed any confidential information to any third party;

(r)                          has done or have omit to do or have caused to allow to be done or to be omitted to be done any act or thing that is inconsistent with the provisions of this Agreement or the consummation of the Transaction;

(s)                         has paid, discharged or satisfied any claims (whether or not such claims are already the subject matter of judicial or arbitration proceedings), liabilities or obligations (whether absolute, accrued, contingent or otherwise qualified), nor have they cancelled any debt;

(t)                          has changed Accounting Principles;

(u)                       has amended their articles of association, bylaws, or any other comparable constitutional document or adopted a plan of complete or partial liquidation, or authorised, approved or effected any dissolution, merger, consolidation, restructuring, recapitalisation or reorganisation;

(v)                       has entered into or been made subject to any collective bargaining agreement or amendment thereto;

(w)                     has made or has changed any material Tax election, has amended any Tax return or has taken any Tax position on any Tax return, in case it would reasonably be expected to have the effect of materially increasing the Tax liability of any Group Company; and

(x)                       to the Best Knowledge of the Sellers has entered into any commitment or allowed any situation to be maintained which could result in any of the above.

5.3                                        The Sellers have notified the Purchaser of any prospective judicial or arbitration proceedings directly or indirectly relating to the Group Companies and have kept the Purchaser informed of all developments after the first notification.

5.4                                        There exists no actual or, to the Best Knowledge of the Sellers threatened termination, cancellation or limitation of, or any adverse modification or change in the business relationship of, any Group Company with any supplier, customer or other business relationships or any group of suppliers, customers or business relationships whose purchases or services provided to any Group Company are individually or in the aggregate material to the condition of such Group Company, and there exists no present condition or state of facts or circumstances that would prevent the Group Companies from conducting such business relationships with any such supplier or customer or group of suppliers or customers in the same manner as heretofore conducted by the Group Companies.

6                                                  The Accounts

6.1                                        The 2013 Accounts are attached hereto as Appendix 6.1. The 2013 Accounts have been prepared in accordance with and comply with all Applicable Laws and the Accounting Principles. The 2013 Accounts are not affected by any unusual or non-recurring items. The 2013 Accounts present a true, accurate and fair view of the financial position of each of the Group Companies as at the end of and the results of each of the Group Companies for the calendar year ending on 31 December 2013 contain no omissions and truly, accurately and fairly represent:

(a)                       each of the items separately specified in the balance sheet and profit and loss statements;

(b)                       the consolidated financial position of each of the Group Companies as per the Balance Sheet Date; and

(c)                        the consolidated results of operations of each of the Group Companies during the financial period to which they relate.

6.2                                        The 2013 Accounts are not affected by any unusual or non-recurring items and contain either provisions adequate to cover, or full particulars in the notes to the Accounts of, all Tax (including deferred Tax) and other liabilities (whether qualified, contingent or otherwise) of the Group Companies at the Balance Sheet Date, except as set out in the Disclosed Information.

6.3                                        The 2013 Accounts and the Interim Accounts have been prepared on a basis consistent with the basis employed in the Group Companies’ annual accounts for each of the three (3) preceding financial periods without any change in the accounting policies used.

6.4                                        The Interim Accounts are attached hereto as Appendix 6.1. The Interim Accounts have been prepared in accordance with and comply with all Applicable Laws and the Accounting Principles. The Interim Accounts are not affected by any unusual or non-recurring items. The Interim Accounts present a true, accurate and fair view of the financial position of each of the Group Companies as at the end of and the results of each of the Group Companies for the calendar year ending on 31 August 2014 contain no omissions and truly, accurately and fairly represent:

(a)                       each of the items separately specified in the balance sheet and profit and loss statements;

(b)                       the consolidated financial position of each of the Group Companies as per the Interim Accounts Date; and

(c)                        the consolidated results of operations of each of the Group Companies during the financial period to which they relate.

6.5                                        The Interim Accounts are not affected by any unusual or non-recurring items and contain either provisions adequate to cover, or full particulars in the notes to the Accounts of, all Tax (including deferred Tax) and other liabilities (whether qualified, contingent or otherwise) of the Group Companies at the Interim Accounts Date, except as set out in the Disclosed Information

6.6                                        All financial and accounting records of the Group Companies have been properly maintained, duly and timely filed and constitute a true and complete record of all matters which ought to appear in them. All other records of the Group Companies have been properly and adequately maintained and duly and timely filed whenever legally required. These books and records of account are true and complete and truly and fairly reflect all of the assets, rights, liabilities and transactions of any and each of the Group Companies.

6.7                                        No Group Company has issued general guarantees for the benefit of, or is otherwise generally liable for obligations of third parties (including for the avoidance of doubt any member of the Sellers’ Group).

6.8                                        Each of the Group Companies has complied in all material respects with all applicable legal requirements concerning the publication and filing of its annual accounts.

7                                                  Indebtedness, loans and bank accounts

7.1                                        None of the Group Companies has outstanding any loan capital or any money borrowed or raised from any person or entity not being another Group Company, including money raised by promissory note or debt factoring or any liability (whether present or future) in respect of any guarantee or indemnity.

7.2                                        None of the Group Companies has lent any money to any person or entity, not being another Group Company, which has not been repaid to any of them nor does any of them own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its Business.

8                                                  Assets

8.1                                        The Group Companies have full legal and beneficial title to the Assets, except for such part of the Assets as has been sold by the Group Companies in the ordinary course of business since the date of the 2013 Accounts. The Assets are free and clear of any Encumbrance. The title to the Assets has only been retained by third parties to the extent that any reservation of title (eigendomsvoorbehoud) has been agreed upon between the Group Companies and the relevant suppliers in the ordinary course of business.

8.2                                        No Group Company holds assets under any agreement for lease, hire, hire purchase, retention of title or sale on conditional or deferred terms.

8.3                                        None of the Group Companies has been a party to a transaction pursuant to or as a result of which an Asset owned, purportedly owned or otherwise held by any of them is liable to be transferred or re-transferred to another person.

8.4                                        The stock is, in the ordinary course of business of the Group Companies, in good and marketable condition, except to the extent that a provision for obsolete or slow moving stock is made.

8.5                                        The property rights and Assets owned, leased or otherwise used by the Group Companies are in good repair and condition, comprise all the assets necessary for the conduct of the Business of the Group Companies.

9                                                  Lease

9.1                                        The Group Companies do not own any real estate (onroerend goed) nor have owned any real estate in the last ten (10) years.

9.2                                        All leases the Group Companies have entered into are listed in the Disclosed Information. All the rights and obligations of the Group Companies with regard to the Leases are limitative included in the Leases.

9.3                                        Each Lease complies with all Applicable Laws and regulations and whenever capable of registration has been registered, is in full force and effect and the relevant Group Company has fully complied with its obligations under it.

9.4                                        On termination of any Lease no Group Company will be under any obligation to restore the premises held under that lease to the state of the premises at the start of the lease.

9.5                                       No Group Company has made any renovation or alteration of any premises held under any Lease other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or - to the extent applicable - the relevant Governmental Entity or quasi-Governmental Entity.

9.6                                        No Group Company has sublet any premises held under any Lease other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or - to the extent applicable - the relevant Governmental Entity or quasi-Governmental Entity.

9.7                                        No Group Companies has received any order or instruction with respect to carry out improvements or repairs of any premises held under any Lease which remains outstanding.

9.8                                        The Leases comprises all the (real) property necessary for the Group Companies to carry on their Business in a manner in which it is presently conducted.

9.9                                        There is no covenant, restriction, burden, stipulation or cost affecting any premises held under any Lease, which is of an onerous or unusual nature or which conflicts with its present use or materially affects its value.

9.10                                 In relation to each Lease, the (ground) rent, service costs, taxes and other costs have been paid and all obligations have been fulfilled up to date and the securities have been furnished.

9.11                                 The Group Companies are not in breach under the Leases.

10                                           Taxes

Tax liability

10.1                                 The Group Companies have been duly and timely registered for Tax purposes in their country of incorporation.

10.2                                 None of the Group Companies is, or has ever been liable to Tax in the past ten (10) years preceding the date of this Agreement in a country, other than the country of its incorporation (a Foreign Country), as a result of:

(a)                      it being considered a resident for any Tax purpose in a Foreign Country; or

(b)                      it having a branch, agency or permanent establishment in a Foreign Country; or

(c)                       it being considered to be a branch, agency or permanent establishment of a company in a Foreign Country; or

(d)                      it owning shares in a subsidiary in a Foreign Country.

10.3                                 The Group Companies and the Sellers (in case of a consolidated Tax Return that includes a Group Company) have duly and timely paid all Taxes due in relation to each Group Company and all Taxes for which such Group Company is liable, and, to the extent that any Taxes are due or liable but not yet fully paid on the Completion Date, the difference is fully and specifically provided for in the 2013 Accounts.

10.4                                 No penalties or interest charges are or will become due, except to the extent the relevant amount of such penalties or interest charges is fully and specifically provided for in the 2013 Accounts.

10.5                                 None of the Group Companies is liable for Taxes imposed on or due by any third party, except to the extent the relevant amount of such Taxes is fully and specifically provided for in the 2013 Accounts.

10.6                                 The Group Companies have made all deductions in respect, or in account of, any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

Compliance

10.7                                 The Group Companies and the Sellers (in case of a consolidated Tax Return that includes a Group Company) have each duly and timely filed all Tax Returns and all such Tax Returns have been true, correct, and complete and filed in the proper form.

10.8                                 All details concerning any requested and/or granted extensions in time for the filing of any Tax Returns in relation to the Group Companies are set out in the Disclosed Information.

10.9                                 All records which the Group Companies are required to keep for Tax purposes, are duly kept, and are available for inspection, at each of the Group Companies’ premises.

10.10                          The Group Companies do not have any intention or commitment to conclude, in the period up to the Completion Date, with any Tax Authority any agreement, ruling or compromise in connection with Tax.

10.11                          Neither any of the Group Companies nor any of the Sellers (in case of a consolidated Tax Return that includes a Group Company) is computing its taxable amount in a currency other than the lawful currency of its country of incorporation.

10.12                          Neither any of the Group Companies nor any of the Sellers (in case of a consolidated Tax Return that includes a Group Company) is or has been involved nor is it likely that it will be involved, in any dispute, disagreement, legal proceeding or appeal with any Tax Authority or any other person concerning any matter likely to affect any Tax liability of a Group Company and no investigation, visit or audit by any Tax Authority is currently announced, threatening to occur or pending.

Fiscal unity

10.13                          The Disclosed Information sets out full particulars of all Tax regimes that each of the Group Companies is subjected to and results either in the filing of Tax Returns on a consolidated basis or a transfer of profits or losses to other entities within the Sellers’ Group prior to the Completion Date.

10.14                          No Group Company has been involved in any “tainted transaction” within the meaning of article 15ai Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated) in the current financial year and the six (6) previous financial years preceding the date of this Agreement.

Participation exemption

10.15                          None of the shareholdings owned by the Group Companies qualify as a low taxed passive participation within the meaning of article 13(9) of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

10.16                          Neither any of the Sellers nor any of the Group Companies qualifies or has qualified in the past as an investment institution (beleggingsinstelling) within the meaning of article 28 or (previously) article 28b of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

10.17                          None of the Group Companies has depreciated receivables on affiliated entities (within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated)) against taxable income.

10.18                          None of the Group Companies has depreciated for Tax purposes a shareholding to which the Dutch participation exemption (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated) applies.

10.19                          None of the Group Companies qualifies or has qualified in the past as a group financing company within the meaning of (previously) article 15b of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

No recaptures

10.20                          The entering into this Agreement and the execution thereof will have no impact on the Tax position of the Group Companies, including any agreement, ruling, or compromise with any Tax Authority and the application of favourable Tax regimes.

10.21                          During the current financial year and the five (5) previous financial years preceding the date of this Agreement, none of the Group Companies has claimed or has been granted exemptions from Taxes in connection with reorganisations or mergers, and there are no reorganisations or mergers which have come into effect on or before the date of this Agreement, which will or may give rise to the assessment or payment of Taxes after the date of this Agreement.

10.22                          None of the Group Companies has debt outstanding on which interest would not be deductible, including as a result of articles 10, 10a, 10b or 13l and/or 15ad of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

10.23                          Neither the Group Companies nor any of the Group Companies’ directors in their position as director of any of the Group Companies have ever been the subject of a criminal investigation, accused or found guilty of fraud, relating to or involving Tax.

10.24                          During the current financial year and the five (5) previous financial years preceding the date of this Agreement, none of the Group Companies has acted as contractor or subcontractor as defined in the Chain Liability Act (Wet Ketenaansprakelijkheid) of the Dutch Collection Act 1990 (Invorderingswet) or other comparable provisions of Applicable Laws in other countries where a Group Company was incorporated. Consequently, none of the Group Companies is or will become liable to Tax chargeable primarily on any other person, body of persons, entity or company, including, without limitation, social security payments for subcontractors. The Sellers and each of the Group Companies have taken all measures to avoid, to the greatest extent possible, a potential claim under article 35 of the Dutch Collection Act 1990.

10.25                          During the current fiscal year and for the five previous fiscal years preceding the date of this Agreement, neither the Sellers nor any of the Group Companies has used hired-in personnel, as defined in article 34 (recipients’ liability) of the Dutch Collection Act 1990 (Invorderingswet) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated), and the relevant associated order and directives. Each of the Sellers and each of the Group Companies have taken all measures to avoid, to the greatest extent possible, a potential claim under article 34 of the Dutch Collection Act 1990 (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

10.26                          Neither the Sellers nor the Group Companies have ever contracted employees without a work permit based on the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

10.27                          Each of the Sellers and each of the Group Companies have taken all measures to avoid, to the greatest extent possible, a potential claim under the Dutch Placement of Personnel by Intermediaries Act (Wet allocatie arbeidskrachten door intermediairs) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated).

10.28                          None of the Group Companies has ever acted as the liquidator (vereffenaar) of any entity in the sense of the Dutch General Tax Act (Algemene wet inzake rijksbelastingen) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated). None of the Group Companies has ever acted as a managing director of any entity in the sense of the Dutch General Tax Act (Lichaam in de zin van de Algemene wet inzake rijksbelastingen) or the Dutch Collection Act 1990 (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated). None of the Group Companies has ever acted as an executor of a will (executeur-testamentair).

10.29                          The capital of the Group Companies is equal to the amounts stated in Appendix 10.29, and is capital recognised for Tax purposes within the meaning of article 3a of the Dutch Dividend Tax Act 1965 and comparable provisions of Applicable Laws, regulations and orders in other countries where the Group Companies are resident.

10.30                          None of the Group Companies will lose its right to carry forward losses, fully or partially, as a result of the entering into this Agreement or the implementation thereof.

10.31                          On the assumption that disposals are made for a consideration equal to the book value shown in or adopted for the purposes of the 2013 Accounts, no charge to Tax would arise on the disposal by the Group Companies of any of its or their assets.

10.32                          No claim has been made for the depreciation of any asset of any of the Group Companies for Tax purposes in circumstances in which the claim is likely to be disallowed.

10.33                          The Disclosed Information sets out full particulars of all claims and elections made (or assumed in the 2013 Accounts, to be made) insofar as they could affect the taxable gain or allowable loss which would arise in the event of a disposal after the Completion Date by the Group Companies of any of its or their assets.

10.34                          None of the Group Companies is under any obligation to pay nor has it since the Completion Date paid or agreed to pay any compensation for loss of office or for any gratuitous payment not deductible in computing its income for Tax purposes.

IP Regimes

10.35                          The Disclosed Information sets out full particulars of all Tax regimes that each of the Group Companies is subjected to relating to intellectual property (immaterieel activum) within the meaning of article 12b of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) or other comparable provisions of Applicable Laws in other relevant jurisdictions.

Transfer pricing

10.36                          All transactions or arrangements between the Group Companies and the Sellers’ Group are and were effected on arm’s length terms and no such transactions or arrangements involving the Group Companies have taken place or are in existence that are such that any provision relating to transfer pricing might be invoked by any Tax Authority, affecting the Tax position of the Group Companies.

10.37                          Each of the Group Companies has all relevant information available to demonstrate and defend its transfer pricing position, including (where applicable) a copy of all Sellers’ transfer pricing documentation that meets the requirements of Dutch and German tax regulations.

Value added tax

10.38                          Each of the Group Companies is registered with the Tax Authorities in their country of incorporation as an “entrepreneur” for Value Added Tax, Goods and Services Tax, Sales Tax, or similar taxes (VAT) purposes.

10.39                          During the current financial year and the five (5) previous financial years preceding the date of this Agreement all Value Added Tax charged to any of the Group Companies was fully refundable and was fully refunded.

10.40                          No Group Company has decided or agreed to decide that any rents paid or received or the acquisition of any real estate will be subject to VAT.

10.41                          No Group Company owns any assets to which the provisions of article 13 of the Executionary Decree Value Added Tax 1968 (Uitvoeringsbeschikking Omzetbelasting) (or other comparable provisions of Applicable Laws in other countries where a Group Company was or is incorporated) apply.

11                                           Management, Employees

11.1                                 The Disclosed Information contains for each Group Company the employment agreements with their respective Employees.

11.2                                 There are no persons holding power of attorney or who are authorised to dispose of any funds of the Group Companies or to commit or bind the Group Companies in any other way.

11.3                                 None of the Group Companies nor any of the Sellers has made any commitment towards the Employees, the staff association or the trade unions as regards a future change to the employment conditions of the Employees, other than in the ordinary course of business.

11.4                                 Other than one Employee loan of EUR 1,500, there are no outstanding loans, advances or guarantees by a Group Company to or for the benefit of any Employee or any person connected with any of them, and no Group Company has provided any financial assistance to an Employee, or past or prospective Employee, which is outstanding, nor is there any amount due, as per the date of this Agreement, to any Employee (or his/her dependants) other than for accrued remuneration or reimbursement of reasonable business expenses incurred in the ordinary course of business.

11.5                                 None of the Group Companies has within the period of two (2) years before the date of this Agreement initiated any collective dismissal or entered into a social plan.

11.6                                 No redundancy, change of termination of the employment and/or pension conditions is pending or in progress with respect to any Employee of any Group Company.

11.7                                 There is no term of employment for any Employee of any Group Company which provides that a change of control of any Group Company shall entitle the Employee to any payment or benefit whatsoever or to treat himself as redundant or otherwise dismissed or released from any obligation. Neither the execution of this Agreement or the Transaction documents, nor Completion shall give rise to any obligation to pay a bonus, indemnity or any other sum to any Employees, directors and/or officers of any Group Company.

11.8                                 The Group Companies have no current obligations with respect to severance, pension, bonus, profit sharing, stock purchase or stock option plans, company saving plans or employee funds provided by the Group Companies other than those required by law or applicable bonus regulations. None of the Group Companies is bound by collective bargaining agreements and to the Best Knowledge of the Sellers there are no customs and procedure or general promises in place at any of the Group Companies.

11.9                                 The Company does not fall within the scope of a mandatory industry wide pension fund.

11.10                          No current or former Employee has seriously injured himself at work or contracted any serious illness or disease at work.

11.11                          To the Best Knowledge of the Sellers the Group Companies have complied with all applicable labour law, regulations, instructions and obligations imposed by the competent local authorities in the fields of labour law, social security law, health and safety law, as well as with the provisions of the employment agreements and any other labour related contract.

11.12                          All Employees are bound by an effective and valid non-competition agreement or clause, which fully complies with the applicable legal requirements and such agreement or clause can be waived by the Group Companies.

11.13                          No claim in relation to the Group Companies’ current or former Employees, managing directors or officers has been made during the three (3) years preceding the date of this Agreement, or to the Best Knowledge of the Sellers has been threatened, against any Group Company or against any person whom any Group Company is liable to indemnify.

11.14                          There is not, and during the three (3) years preceding the date of this Agreement there has not been, any collective labour dispute or industrial action affecting any Group Company and to the best of the knowledge, information and belief of any of the Sellers there are no facts or circumstances which might give rise to any collective labour dispute.

11.15                          There are no strikes, work stoppages, slowdowns or lockouts or other material labour disputes pending or to the Best Knowledge of the Sellers threatened against or involving any Group Company.

11.16                          No Employee has within a period of five (5) years before the date of this Agreement been involved in any criminal proceedings relating to the Business.

11.17                         To the best of Sellers’ knowledge, there is no social security or wage tax audit in progress involving any Group Company.

11.18                          To the best of Sellers’ knowledge no Employee is or was, due to illness, injury or other disability, unable to work (arbeidsongeschikt), or absent from work, for a period of more than two (2) consecutive months.

11.19                          No Employee or former Employee has suffered an illness, injury or other disability in the performance of his duties/activities that has resulted or may result in a claim against any of the Group Companies.

11.20                          No Employee is sick and/or disabled (arbeidsongeschikt) according to the Work and Income (Capacity for Work) Act (Wet werk en inkomen naar arbeidsvermogen), other than described in the Disclosed Information. The Group Companies have fully complied with the statutory obligation to reintegrate any (formerly) disabled employee(s).

12                                           Agreements, relations

12.1                                 All material agreements to which any of the Group Companies is a party at the date of this Agreement are set out in the Disclosed Information (Material Agreements). All the Material Agreements are in full force and effect and are validly binding on the Group Companies and to the Best Knowledge of the Sellers on the counterparties of the Group Companies.

12.2                                 None of the Group Companies is in default with respect to the performance of contractual obligations or any other obligations in relation to the Material Agreements and to Sellers’ Best Knowledge there are no circumstances that could give rise to such a default.

12.3                                 No party with whom a Group Company has entered into a Material Agreement has given notice of its intention to terminate, or has sought to repudiate, cancel or disclaim, the Material Agreement, or change its terms. To the Best Knowledge of the Sellers, no fact or circumstance exists, including the entering into of this Agreement or any agreement contemplated by the Transaction, which might invalidate or give rise to a ground for termination, avoidance, cancellation or repudiation of a Material Agreement or change its terms to which a Group Company is a party.

12.4                                 During a period of 3 (three) years prior to the date of this Agreement no business partner of the Group Companies has claimed for a compensation as a result of or in connection with the termination of the contract or the contractual relationship between such business partner and the respective Group Company.

12.5                                 To the Best Knowledge of the Sellers, this Agreement and the consummation of the Transaction does not and will not cause any existing material legal relationship with any of the Group Companies to be varied or terminated or give any material supplier, customer or other business partner the right to vary or terminate any such relationship and will not affect any right, claim or obligation of any of the Group Companies.

12.6                                 No Group Company is or has agreed to become a member of a joint venture, consortium, partnership or association (other than a bona fide trade association).

12.7                                None of the Group Companies has given any guarantee or warranty, or made any representations in respect of a sale of shares or an undertaking or part of an undertaking.

13                                           Intragroup arrangements and subsidies

13.1                                 None of the Group Companies has made any payments to any of the Sellers and/or any of its Affiliates, other than salary payments and/or management fees in the ordinary course, nor are there any amounts due to the Seller and/or any of its Affiliates by any Group Company, nor is any of the Sellers and/or any of their Affiliates entitled to any payment by any of the Group Companies.

13.2                                 To Sellers’ Best Knowledge, no fact or circumstance (including, without limitation, the execution and performance of this Agreement) exists which might entitle a Governmental Entity to require repayment of, or refuse an application by a Group Company for, the whole or part of a grant or subsidy and no Group Company is liable or likely to be liable to repay an investment or grant of subsidies.

14                                           Insurance

14.1                                 The Group Companies’ insurance policies (i) are in full force and effect, valid and enforceable and (ii) to the Best Knowledge of the Sellers provide adequate insurance coverage for all the Assets and activities of each Group Company both before and after the Completion Date.

14.2                                 All Group Companies comply with all requirements under the Group Companies’ insurance policies to maintain adequate coverage. No notices of default with respect to any provision of any Group Companies’ insurance policies have been received by any Group Company and all premiums due on such insurance policies have been paid. All such policies are in full force and effect and will not be impaired as a result of the performance of this Agreement.

14.3                                 The Group Companies have timely and properly made all claims and given all notices necessary for the Group Companies to make recovery under the insurance policies. In addition, during the period of two (2) years prior to the date of this Agreement, no insurance claim filed by the Group Companies was denied by the relevant insurance company.

14.4                                 No insurance company with whom a Group Company has entered into an insurance policy has given written notice of its intention to terminate, or has sought to repudiate, cancel or disclaim, the insurance policy or change or indicated to change the terms of such insurance policy.

14.5                                 All liabilities pre-Completion arising out of insured risks or incidents under insurance policies of the Group Companies but occurring post-Completion shall remain or continue to be insured on an occurrence basis.

15                                           No brokers’ fees

15.1                                No person has or will receive any payment, finder’s fee or similar fee, commission or other benefit or compensation, fee for financial, accounting or legal advisory services or other similar fees, commission or compensation in connection with the Transaction or any related agreement made by or on behalf of any Group Company, nor will any of the Group Companies have any obligation to pay any such amount, fee, commission, benefit or compensation as a result of the consummation of the Transaction contemplated by this Agreement other than as provided for in this Agreement.

16                                           Permits

16.1                                 The Group Companies have obtained all licences and permits including environmental permits (the Permits) required for the current operation of the Business in the places and manner in which such Business is now carried on. Each of the Permits is in full force and effect and is not subject to any appeals of further proceedings and no notice of amendment, cancellation, non-prolongation or non-renewal has been received. The Group Companies conduct their Business in accordance with the Permits and the terms and conditions relating thereto.

16.2                                 To Sellers’ Best Knowledge, there are no facts or circumstances that are likely to give rise to the amendment, cancellation, non-prolongation or non-renewal of any of the Permits as a result of the execution or the performance of this Agreement.

16.3                                 All appropriate or necessary action in connection with the renewal or extension of any Permit has been taken.

17                                           Litigation/Compliance with Applicable Laws

17.1                                 None of the Group Companies or any of their respective directors or officers, nor, any of their respective Employees, associated or affiliated persons is party to any disputes or civil, regulatory, financial, administrative, penal or disciplinary proceedings (including litigation, arbitration and binding advice proceedings) involving an amount in excess of EUR 25,000 (in words: twenty five thousand euro) (other than as claimant in the collection of debt in the ordinary course of business) nor the subject of any investigation by any Governmental Entity. To Sellers’ Best Knowledge, no such disputes, proceedings and/or investigations are threatened.

17.2                                 None of the Group Companies nor any of their respective directors or officers or any of their respective Employees, associated persons or affiliated persons, has been enjoined by the order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity currently conducted by the Group Companies.

17.3                                 No Group Company has engaged in any act or has permitted to exist any state of affairs which has (i) led to a request by any Governmental Entity to modify or change the manner in which its Business is or was carried on, (ii) led to the imposition of specific conditions in respect of the conduct of its Business, or (iii) resulted in any disciplinary or enforcement action being commenced or threatened against any Group Company. None of the Group Companies is a to the Best Knowledge of the Sellers party to any agreement with, or subject to any order of, any Governmental Entity which imposes conditions more restrictive than the ones set forth in the Applicable Laws regarding their capital adequacy, risk management, asset/liability management or credit policies or management, nor has any Group Company to the Best Knowledge of the Sellers been advised or, orally by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order or agreement.

17.4                                 With respect to each of the Group Companies, there is no pending or, to the Best Knowledge of the Sellers threatened, and there has not been in the past any audit, review, enforcement action, order or disclosure by any of them to a Governmental Entity regarding a violation or non-compliance of any Applicable Law or legal non-compliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer laws.

17.5                                 To the Best Knowledge of the Sellers, none of the Sellers nor any of their directors, agents, members, managers, distributors, current or former Employees or other person associated with or acting on their behalf, has:

(i) directly or indirectly, taken any action which would cause any of the Sellers to be in violation of any Applicable Laws regarding anti-corruption or anti-bribery (as in effect at the time of such action), and

(ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, while knowing that all or a portion of such money or thing of value will be offered, given or promised to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty.

18                                           Intellectual property rights

18.1                                 The Group Companies (i) have full legal and beneficial title and may freely dispose of the domain names, the trademarks and the trade names, and (ii) have been granted the licences and other agreements, as set out in the Disclosed Information (together the Intellectual Property Rights).

18.2                                 All agreements and registrations relating to the Intellectual Property Rights are in full force and effect and have not been revoked or terminated nor will be revoked, terminated or modified as a result of any Transaction. There is no breach or default (or event which with notice or lapse of time would become a default) by any Group Company under any of such agreements. Other than as specified in the agreements entered into in connection with the licensed Intellectual Property, no royalty or licensing fee is, or other payment or consideration or will be, payable to any person in respect of any Intellectual Property Rights used by any Group Company.

18.3                                 The Group Companies have taken appropriate measures to protect the Intellectual Property Rights, whether registered or unregistered. Nothing has been done or omitted to be done by any Group Company by which any registration or application for registration, of Intellectual Property Rights by the Company is or will be subject to cancellation, limitation or other adverse modification.

18.4                                 None of the Group Companies uses any Intellectual Property Rights which infringes any third party’s rights and the Intellectual Property Rights of the Group Companies are not being infringed by third parties.

18.5                                 The Group Companies have all the Intellectual Property Rights necessary for each Group Company to carry on its Business as conducted at the date of this Agreement.

18.6                                 Where licences have been granted to a Group Company, the relevant Group Company has at all times complied with the license agreement(s) in all material respects.

18.7                                 To the Best Knowledge of the Sellers no name or mark identical or similar to the names and marks owned by the Group Companies has been registered or is being used by any person in the same or similar business as the Business in the countries in which any of the Group Companies has registered or is using such name or mark.

19                                           Data Protection

19.1                                 The Business of the Group Companies complies with any applicable privacy and data protection laws, including but not limited to the Data Protection Act (Wet Persoonsregistratie) and the Database (Legal Protection) Act (Databanken Wet) and, if required, notifications in relation to data controlled or processed by any Group Company have been made and the required approvals of data protection authorities have been obtained. No Group Company has received any claim from any individual or any authority seeking compensation and/or imposing a penalty for breaches, actual or alleged, of applicable privacy and data protection laws. The transfer of the Shares as contemplated will not result in any liabilities in connection with data protection or privacy laws.

20                                           Disclosed Information

20.1                                 All information supplied by any of the Sellers or their Representatives to the Purchaser or its Representatives as referred to in the Disclosed Information is true, accurate and not misleading, whether by omission or otherwise.

20.2                                 The Sellers are not aware of any facts, circumstances or other information, which Sellers reasonably believe to be relevant for a prospective buyer of the Shares that has not been Fairly Disclosed in the Disclosed Information.

20.3                                 The documents, statements and any other information furnished to the Purchaser and its Representatives by any of the Sellers or their Representatives in connection with the Transaction contemplated by this Agreement to the Best Knowledge of the Sellers:

(i)                          accurately represents the Business, income, Assets, contractual relationships, results of operation and liabilities and affairs of each Group Company as of the date of this Agreement; and

(ii)                       does not contain any untrue statement or fact and does not omit any statement or fact, the omittance of which would make such statement or fact false or misleading.

ANNEX 13.6 — PURCHASER’S WARRANTIES

A.                                   The Purchaser is a company duly incorporated and validly existing under the laws of the jurisdiction where it has been incorporated.

B.                                   The Purchaser has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it hereunder, and this Agreement is valid and binding upon the Purchaser and enforceable in accordance with its terms.

C.                                   The execution and delivery of this Agreement by the Purchaser will not, and the consummation of the Transaction and the compliance by the Purchaser with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of the Purchaser or (ii) any decree, order, rule of any court or government or agency thereof which is binding on the Purchaser.

D.                                   Other than as referred to in this Agreement, no consent or approval by, notice to or registration with any Governmental Entity or other authority is required on the part of the Purchaser in connection with the execution of this Agreement or the consummation of the Transaction.

E.                                    The Purchaser has obtained all relevant internal approvals to enter into this Agreement, to perform the obligations to be performed by it hereunder and to complete the Transaction.

SIGNATURE PAGES

Sellers

Lewis Holding B.V.

/s/ D.F.M. Lewis
Name:	Mr D.F.M. Lewis
Title:	Director

Address:	Johannes Verhulststraat 126-2 1071 NM Amsterdam, the Netherlands
Attention:	Mr D.F.M. Lewis
Tel:	•
Fax:	•
E-mail:	david@davidlewis.nl

Mountain B.V.

/s/ A.J. Hardenberg
Name:	Mr A.J. Hardenberg
Title:	Director

Address:	Siciliëboulevard 214, 3059 XT Rotterdam, the Netherlands
Attention:	Mr A.J. Hardenberg
Tel:	•
Fax:	•
E-mail:	ah@aldaevents.nl

Purchaser

SFXE Netherlands Holdings B.V.

/s/ M. Slater		/s/ S. Finkel
Name:	Mr M. Slater	Name:	Mr S. Finkel
Title:	Director	Title:	Director

Address:	Prins Bernhardplein 200, (1097JB) Amsterdam, the Netherlands
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Parent

SFX Entertainment, Inc.

/s/ R. van Straalen
Name:	Mr R. van Straalen
Title:	Chief Operating Officer

Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Company

Alda Holding B.V.

/s/ A.J. Hardenberg
Name:	Mountain B.V.
Title:	Director
Name:	Mr A.J. Hardenberg
Title:	Director

For acknowledgement and acceptance in accordance with Clause 20.3, Clause 21.1 and Clause 22 hereof:

Mr D. Lewis

/s/ D. Lewis

Mr A. Hardenberg

/s/ A. Hardenberg